Exhibit 2.3

                                                                  EXECUTION COPY


                               PURCHASE AGREEMENT
                               ------------------

         THIS PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of May ___, 2000, among Waste Industries, Inc., a North Carolina corporation ("Buyer"); BFI Waste Systems of North America, Inc., a Delaware corporation ("Seller"); and Allied Waste Industries, Inc., a Delaware corporation ("Parent").

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Sampson County Disposal, Inc., a North Carolina corporation (the "Company");

         WHEREAS, the Company owns or leases real property located in Sampson County, North Carolina and more fully described in Section 1.1(a) and on Exhibit A attached hereto on which it operates a fully-permitted solid waste landfill known as the BFI Sampson County Landfill and a borrow pit used for clay mining (the "Borrow Pit") (with such real property collectively referred to as the "Land" and such landfill referred to as the "Business" or the "Landfill");

         WHEREAS, Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of Seller and the Company;

         WHEREAS, Buyer is unwilling to enter into this Agreement without the covenants and promises of Seller and Parent set forth herein; and

         WHEREAS, Parent desires that Seller sell all of the issued and outstanding capital stock of the Company to Buyer upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, is willing to make the covenants and promises set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:


                                    ARTICLE 1
                                    ---------


                              DESCRIPTION OF ASSETS
                              ---------------------

         Section 1.1 Purchase and Sale of Stock; Description of Assets. Based upon the representations and warranties contained in this Agreement and subject to the terms and conditions set forth herein, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, an aggregate of 1,000 shares of common stock of the Company, being all of the issued and outstanding capital stock of the Company (the "Shares"). Set forth below is a list of assets, properties and contractual rights of the Company, Parent and/or Seller with respect to the Company or the Business as of the Closing Date, wherever located:

         (a) the Land (including all buildings, fixtures, personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances held by the Company or Seller that in any way benefit the Land or the improvements thereon or related to the Business, all mineral, water, and irrigation rights, and the Company's interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of the Business, the Company or the Land as a result of the abandonment thereof or, if the Land is leased, all of the Company's leasehold interest in and to the Land and improvements thereon that are the subject of the Real Estate Leases (as defined in Section 5.5(b)(iv)) (the "Leased Land");

         (b) all permits (including any interim permits), licenses, consents and approvals of every kind necessary to operate the Business (the "Permits"), including the Permits listed on Schedule 1.1(b), attached hereto and made a part hereof;

         (c) all equipment, including carts and containers, used or for use principally in the Business and owned or leased by the Company (the "Equipment"), including the Equipment listed on Schedule 1.1(c), attached hereto and made a part hereof;

         (d) all of the motor vehicles used or for use principally in the Business and owned or leased by the Company, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base station, if any (the "Rolling Stock"), as the same are more completely described by manufacturer, model number, model year and vehicle identification number on Schedule 1.1(d), attached hereto and made a part hereof;

         (e) all manual, automated and computerized billing systems and components thereof, including all computer hardware, transferable software and transferable programs used or for use principally in the Business;

         (f) all supplies, parts, tires and accessories of every kind, nature, and description used or for use principally in the Business (the "Inventory");

         (g) all right, title and interest of the Company in and to all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used principally in the Business, except those symbols, trademarks, service marks, logos and trade names that include the names of or otherwise identify Seller or Parent or any non-Company affiliate thereof;

         (h) all contractual rights of Seller or the Company relating to the Business, including with the customers of the Business (whether oral or in writing) (the "Customer Contracts"), all commitments, lists, leases, Permits and other instruments relating to the Customer Contracts (the "Related Approvals"), and all employment contracts and collective bargaining agreements with any union (but excluding employee benefit plans) (the "Employee Contracts") (a complete and accurate list of all of the Customer Contracts, the Related Approvals and the Employee Contracts is set forth on Schedule 1.1(h), attached hereto and made a part hereof);

         (i) all right, title and interest of Seller and the Company in and to the name "Sampson County Disposal" in the State of North Carolina and the right to use such name and all similar names;

         (j) all right, title, and interest of Seller and the Company in and to the telephone number(s) used principally in the operation of the Business;

         (k) all shop tools, nuts and bolts relating principally to the Business;

         (l) all recycling equipment used principally in the Business, if any;

         (m) all accounts receivable related principally to the Business ("Accounts Receivable") as of the close of business on the Closing Date (hereinafter defined);

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

         (n) all books, records and data relating principally to the Business, including customer lists and vendor lists, productivity reports, customer records and data, volume records and operational history, whether or not computerized;

         (o) all litigation rights to which the Company is a plaintiff as described in Schedule 5.11;

         (p) all prepaid expenses and deposits listed on Schedule 1.1(p);

         (q) all of the goodwill of the Business;

         (r) all engineering work product for engineering work performed in relation to the Business, which work product shall be in electronic format to the extent possible;

         (s) all cash on hand, cash reserves and cash on deposit of the Company, if any;

         (t) all stock and corporate records of the Company;

         (u) all other assets of the Company; and

         (v) all other assets of Parent and Seller that are used principally in the Business, if any.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

         Section 1.2 Non-Transfer of Certain Customer Contracts, Related Approvals and Permits. Notwithstanding anything to the contrary in this Agreement, to the extent that any of the Customer Contracts, Related Approvals or Permits shall require the consent of any third party as a result of the transactions contemplated by this Agreement, neither this Agreement nor any action taken pursuant to its provisions shall constitute a transfer or an agreement to transfer if such transfer or attempted transfer would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and Buyer shall each use best efforts to obtain the consent of such third party as soon as possible after the date of this Agreement; provided, however, this provision shall not require Buyer to pay any amount to receive such third party consent and shall not relieve Seller of its obligations pursuant to Section 7.4.

         Section 1.3 Intentionally Omitted.

         Section 1.4 Intentionally Omitted.

         Section 1.5 Allocation of Purchase Price. Not later than sixty (60) days following the Closing Date, Buyer will prepare and deliver to Seller a schedule (the "Price Allocation Schedule"), allocating the appropriate Modified Aggregate Deemed Sales Price (as defined in Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code")) of the Company among the assets of the Company in accordance with the regulations promulgated under Section 338(h)(10) of the Code. Thereafter, Buyer and Seller will negotiate in good faith any disputes concerning the Price Allocation Schedule. Buyer and Seller agree that the Price Allocation Schedule, adjusted as necessary to reflect the outcome of the negotiations pursuant to the preceding sentence, will reflect accurate fair market values for the assets of the Company and this Agreement, and Buyer and Seller agree to use such negotiated values for all tax purposes and the 338(h)(10) Election (as defined in Section 4.5), including for purposes of completing and filing Internal Revenue Service Form 8023 as contemplated in
Section 4.5.

                                    ARTICLE 2
                                    ---------


                                 PURCHASE PRICE
                                 --------------

         Section 2.1 Purchase Price. Subject to the remainder of this Article 2, at the Closing, Buyer shall pay to Seller for the Shares the aggregate sum of $27,395,000 (the "Purchase Price"). The parties acknowledge that the Purchase Price reflects a reduction of $1,600,000 to enable Buyer and/or the Company to purchase additional real property for necessary clay cover for the Landfill.

         Section 2.2 Intentionally Omitted.

         Section 2.3 Holdback. Seller agrees that the aggregate sum equal to $1,725,000 (the "Holdback Funds") otherwise payable to Seller for the Shares on the Closing Date and for certain assets pursuant to the Fayetteville Asset Purchase Agreement shall be retained by Buyer for a period of three months after the Closing Date (the "Holdback Period"). Buyer shall be entitled to commingle the Holdback Funds with its general accounts. If Buyer discovers the absence or nonconforming condition of any of the Assets, or if Buyer determines that it is entitled to indemnification pursuant to Article 11, then Buyer shall be entitled to deduct an equitable amount from the Holdback Funds for each such absence, nonconforming condition, undisclosed liability or indemnification obligation. Except as set forth below, upon the expiration of the three-month period, all remaining Holdback Funds shall be delivered to Seller plus accrued simple interest thereon at the rate of 6.25% per annum.

         At any time or from time to time during the Holdback Period, Buyer shall notify Seller of the amount, if any, that Buyer wishes to deduct from the Holdback Funds; provided, however, that Buyer shall not be entitled to withhold any of the Holdback Funds unless (a) the aggregate amount of the deduction equals or exceeds the minimum amount set forth in Section 11.4 or (b) the amount of the deduction relates to a Title Defect (as defined in 5.5(b)(xiv) or was discovered in connection with title or survey reviews permitted under Section
3.8. If Seller disagrees with the amount Buyer wishes to deduct, then Seller shall so notify the Buyer in writing, and the parties will have 45 days from the date of such notice to resolve the dispute among themselves. If the parties have not resolved such dispute within such 45-day period, then Buyer and Seller shall submit the dispute to arbitration as provided in Section 14.13 of this Agreement. The parties each agree to be bound by the decision reached in such arbitration. All costs of the arbitration shall be split equally between Buyer and Seller. To the extent that the Holdback Funds are insufficient to remove a Title Defect, Seller shall immediately cause sufficient additional monies to be deposited with Buyer so as to enable Buyer to cause such Title Defect to be eliminated and/or removed of record.

         Section 2.4 Intentionally Omitted.

         Section 2.5 Post-Closing Adjustment.

         (a) Preparation of Closing Date Balance Sheet. Within 60 days after the Closing Date, Seller shall prepare an audited balance sheet for the Company as of the Closing Date, together with the notes thereto, prepared as if it were a fiscal year end balance sheet (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, certified by Arthur Andersen LLP, Parent's auditors, and shall present fairly the Company's financial position as of the Closing Date and shall not be adjusted to reflect the 338(h)(10) Election, any corresponding elections under state, local or foreign tax law where applicable, or any federal, state, local and foreign income tax liabilities associated therewith. Upon completion of the Closing Date Balance Sheet, copies thereof shall promptly be provided to Buyer. Buyer and Buyer's independent accounting firm will also be entitled to review financial statements and workpapers utilized or compiled in preparation of the Closing Date Balance Sheet.

         (b) Resolution of Disputes. If Buyer shall notify Seller within 15 days after receipt of the Closing Date Balance Sheet ("Dispute Notice") that it disputes any matter with respect to such Closing Date Balance Sheet, then the parties shall attempt in good faith to reach agreement resolving all of the disputes set forth in the Dispute Notice ("Disputed Matters") within thirty (30) days after the Dispute Notice is given, in which event the Closing Date Balance Sheet, as amended to the extent necessary to reflect the resolution of all such disputes, shall be final and shall be conclusive and binding on the parties. If the parties are unable to resolve any or all of such disputes within such 30-day period, the parties shall, promptly after the expiration of such time period, submit for resolution all unresolved disputes to PriceWaterhouseCoopers LLP as arbiter (the "Arbiter") for resolution. If PriceWaterhouseCoopers LLP declines to accept its appointment as Arbiter and the parties cannot agree on the selection of another independent accounting firm to act as Arbiter, either party may request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but not later than thirty (30) days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentation by Buyer and Seller, and not by independent review, those items in dispute on the Closing Date Balance Sheet and shall render a written report as to the resolution of each dispute and the resulting calculation of the final Closing Date Balance Sheet, the Closing Net Working Capital (as defined below) and the Closing Net Book Value (as defined below). In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Arbiter shall have exclusive jurisdiction over, and resort to the Arbiter as provided in this Section 2.5(b) shall be the sole recourse and remedy of the parties against one another or any other person with respect to, any disputes arising out of or relating to the Closing Date Balance Sheet and the Arbiter's determination shall be conclusive and binding on the parties and shall be enforceable in a court of law. Buyer and Seller will each bear 50% of the fees of the Arbiter for such determination.

         (c) Determination of Closing Net Working Capital. The Purchase Price has been determined on the assumption, and the parties have entered into this Agreement with the reasonable expectation, that the difference between (i) the net book value of those categories of current assets listed on Schedule 2.5(c), less (ii) the net book value of those categories of current liabilities listed on Schedule 2.5(c), as such values are determined pursuant to this Section 2.5 and set forth in the Closing Date Balance Sheet (the "Closing Net Working Capital"), will be at least $0.00.

         (d) Adjustment of Purchase Price. The Purchase Price shall be adjusted by the amount by which the Closing Net Working Capital is less than $0.00 (including any negative amount) or greater than $0.00 (the "Purchase Price Adjustment"). Within 15 days after receipt by Buyer of the Closing Date Balance Sheet, Seller shall pay the net amount of any negative Purchase Price Adjustment to Buyer or Buyer shall pay the net amount of any positive Purchase

Price Adjustment to Seller, as calculated in accordance with this Section 2.5, in cash without interest; provided, however, that if there are any Disputed Matters, any payment finally determined to be due by agreement or by arbitration shall be made by Buyer or Seller, as appropriate, within 10 days after such determination without interest.


                                    ARTICLE 3
                                    ---------


                                     CLOSING
                                     -------

         Section 3.1 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated on or about May 23, 2000 or such other date as the parties may agree (the "Closing"). The Closing shall take place at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Raleigh, North Carolina 27607-7506. The date on which the Closing occurs shall be referred to as the "Closing Date." Notwithstanding the Closing Date, provided that the Closing Date is on or before May 31, 2000, the transactions contemplated by this Agreement shall be effective for accounting purposes at 12:01 a.m. on May 15, 2000 for the convenience of all parties.

         Section 3.2 Deliveries by Seller and Parent. At the Closing, Seller and Parent shall deliver to Buyer, all duly executed:

         (a) all certificates representing the Shares, duly endorsed in blank or with appropriate stock powers;

         (b) resignations of the officers and directors of the Company effective as of the Closing;

         (c) a sworn affidavit stating, under penalty of perjury, that neither Seller nor the Company is a "foreign person" as defined under the Internal Revenue Code of 1986, as amended ("Code") or other appropriate evidence that Buyer is not required to withhold taxes under Section 1445(a) of the Code;

         (d) certified copies of resolutions of the board of directors (and stockholders, if required) of Seller authorizing the execution of this Agreement, the sale of the Shares to Buyer, and the consummation of the transactions contemplated herein, along with an incumbency certificate of Seller;

         (e) evidence of the payment in full of all debts, judgments, liens, financing statements or deeds of trust encumbering the Assets, and releases and satisfactions thereof, excluding any obligations under any operating leases for any of the Assets;

         (f) a non-solicitation agreement in the form attached as Exhibit B (the "Non-Solicitation Agreement"); and

         (g) such other separate documents or instruments of sale, assignment, or transfer reasonably required by Buyer or the Title Company to consummate the transactions contemplated by this Agreement, including titles and registrations for the Rolling Stock and the release or termination of all liens, claims and encumbrances held by lenders and/or creditors of Parent, Seller and/or the Company or letters from such lenders and/or creditors, in form and substance satisfactory to Buyer, in its sole discretion, that such lenders and/or creditors will release or terminate all liens, claims and encumbrances within 30 days after Closing.

         Section 3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, all duly and properly executed (where applicable):

         (a) the purchase price provided in Section 2.1 (less the Holdback Funds) and the payments for prepaid expenses and deposits provided in Section
2.2 (the "Purchase Price"), by wire transfer of immediately available funds;

         (b) a certified copy of resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, along with an incumbency certificate of Buyer;

         (c)  the Non-Solicitation Agreement; and

         (d) such other separate documents or instruments of sale, assignment, or transfer reasonably required by Seller or the Title Company to consummate the transactions contemplated by this Agreement.

         Section 3.4 Title Policy. Seller shall be financially responsible for furnishing Buyer with an A.L.T.A. Extended Owner's Policy of Title Insurance from a title company selected by Buyer and reasonably acceptable to Seller (the "Title Company") in the amount to be agreed upon between Buyer and Seller with each of the Title Company's standard printed exceptions deleted and including the endorsements hereinafter delineated and such endorsements reasonably requested by Buyer and that are available in the state where the Land is located, insuring marketable leasehold or marketable fee simple title, whichever is applicable, to the Land to be in the Company subject only to the Permitted Exceptions (as defined in Section 3.5) (the "Title Policy"). As soon as reasonably practicable, but in any event, not later than 30 days after execution of this Agreement but at least three business days prior to Closing, Buyer shall have obtained an unconditional irrevocable commitment ("Title Commitment"), by the Title Company together with complete and legible copies of all instruments and documents referenced in the Title Policy or Title Commitment and other documents affecting the Land which are in the possession of, or known to, the Company or Seller. Seller shall pay the cost of the Title Commitment and/or Title Policy attributable to the issuance of standard owner's coverage (up to $5,000,000 in value) and, to the extent applicable and available in the states where the Land is located, the following affirmative endorsements in form reasonably acceptable to Buyer: (a) an endorsement insuring that the Land or Leased Land described in the Title Policy is the same real estate as shown on the Survey (as defined below) delivered with respect to such property; (b) an endorsement insuring that each street adjacent to the Land or Leased Land is a public street and that there is direct and unencumbered vehicular access to such street from the Land or Leased Land; (c) if the Land or Leased Land consists of more than one record parcel, contain a "contiguity" endorsement ensuring that all of the record parcels are contiguous to one another; and (d) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy. All other endorsements that Buyer shall reasonably request shall be at Buyer's cost. Buyer and Seller shall split equally the cost and expense of the extended owner's coverage under the Title Policy. The Title Policy shall insure Buyer that the Land is unconditionally vested in the name of the Company, free and clear of all debts and encumbrances whatsoever except: (i) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect Buyer's use of the Land for its

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

current uses after Closing; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date and which shall be prorated at Closing; and (iii) easements, encumbrances, covenants, conditions, reservations, restrictions and other matters of record, if any, as have been approved in writing by Buyer prior to the Closing Date (collectively, the "Permitted Exceptions"). Buyer's and Seller's obligations under this Section are subject to Sections 2.3 and 3.8.

         Section 3.5 Title Review/Permitted Encumbrances. Buyer shall have 10 business days after receipt of the Title Policy or Title Commitment, items listed as exceptions to title on the Title Policy or Title Commitment and Survey to notify Seller in writing of any defect in the title of the Land or any other matter unacceptable to Buyer disclosed by the Title Policy or Title Commitment or the Survey (an "Unpermitted Exception"). Seller shall have 10 business days after notice of any Unpermitted Exception is given by Buyer within which Seller shall give notice to Buyer in writing as to whether Seller elects to cure any such matter. Failure to notify Buyer in writing within such period of its election to cure shall be deemed Seller's election to cure. Buyer shall have 15 days following receipt of Seller's notice electing not to cure in which to (a) notify Seller that Buyer shall not elect to waive its objection to any Unpermitted Exception which Seller does not elect to cure, or (b) amend this Agreement to delete the parcel of Land affected by Buyer's objections and to deduct the value of the Land from the Purchase Price, (c) effect the cure (if possible) on behalf of Seller and to deduct the cost of cure (or if cure is not possible, then the decreased value of the Land) from the Purchase Price, in which event Buyer shall have a reasonable time after such notice within which to effect such cure and, if unable to effect such cure, to provide further notice to Seller of election of (a), (b) or (d) herein, or (d) terminate this Agreement.

         Section 3.6 Survey. Seller shall have provided to Buyer any existing survey of the Land prior to the date hereof. As soon as reasonably practicable, but in any event, not later than 30 days after execution of this Agreement, Buyer shall cause to be prepared and delivered to Buyer and Title Company, at Seller's sole cost and expense, a current A.L.T.A./A.C.S.M. Survey of the Land, made on the ground by competent engineer or surveyor registered in the state in which the Land is located, certified to Buyer, Buyer's lender (if any), and Title Company, and that satisfies the standard identified on Annex II (the "Survey"). The Survey shall contain a certification to Buyer, Buyer's lender (if any) and Title Company by the surveyor: (a) complying with American Land Title Association guidelines; (b) complying with such additional supporting notes, reports and other certifications as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policy or which Buyer may reasonably request. Seller shall pay all of the costs of the Survey. Buyer's and Seller's obligations under this Section are subject to Sections 2.3 and 3.8.

         Section 3.7 Prorations and Charges. The parties shall prorate and apportion, on a calendar year basis, as of the close of business on the Closing Date, the real estate taxes and assessments, both general and special, for the Land, based upon the last available tax statement. If the actual real estate taxes paid by the Company or by Buyer on behalf of the Company in respect of the period of the proration exceed the credit given Buyer at closing for such taxes, Seller shall, upon presentation of appropriate paid tax bills, reimburse Buyer for any amounts incurred by Buyer for such taxes in excess of prorated credit. In addition, Seller shall be charged the cost of discharging any and all financial encumbrances, including all deeds of trusts, mortgages and mechanics and materialmen's liens on the Land. With respect to Leased Land, the parties shall

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

prorate rent, insurance costs, real estate taxes, operating costs (e.g., CAMs) and any other amounts due under the applicable Real Estate Lease. If the pro rata amounts are not known as of the Closing Date, adjustments shall be made post closing at such time as they are known to the parties.

         Section 3.8 Post Closing Title and Survey Work. Notwithstanding anything herein to the contrary, if as of the Closing Buyer has not yet received
(a) a Title Commitment and all exceptions to title as shown in the Title Commitment and other matters disclosed therein, and/or (b) had the time permitted under Section 3.5 to review same, and/or (c) received a Survey (if applicable) in form acceptable to Buyer with respect to any parcel of Land, and/ or (d) received a landlord's consent to an assignment of a Real Estate Lease, with respect to Leased Land, and/or (e) a replatting of the Land if Seller is conveying less than 100% of such land pursuant to this Agreement, Buyer shall have the right to either (i) elect to close with respect to such Land; provided Seller agrees in writing at the Closing to provide such missing items promptly after the Closing, or (ii) delay the Closing with respect to such parcel of Land only and close with respect to such Land when the missing items are obtained, with (A) Buyer and Seller to execute an agreement at Closing regarding the payment of the purchase price for such parcel(s); (B) the representations and covenants of Seller with respect to the applicable Land continuing until the extended closing date; and (C) Section 11.1 commencing as of the extended Closing Date of the applicable Land.


                                    ARTICLE 4
                                    ---------


                             POST CLOSING COVENANTS
                             ----------------------

         Section 4.1 Removal of Identification. Within three months after the Closing with respect to all Assets that are not containers or carts, and as soon as practicable after the Closing with respect to all containers and carts, Buyer shall remove from the Assets all visible names, symbols, trade names, service marks and logos of Seller or Parent other than the Business Names identified in
Section 1.1, if any.

         Section 4.2 Further Assurances. From time to time on and after the Closing and without further consideration except as provided herein, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Parent, also without further consideration, agrees to cooperate with Buyer and to use its reasonable best efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         Section 4.3 Transition. Neither Seller nor Parent will take any action that is designed or intended to have the effect of discouraging any customer or business associate of the Business from maintaining the same business relationships with Buyer and the Company after the Closing that it maintained with Seller or the Company before the Closing. Seller and Parent will refer all customer inquiries relating to the Business to Buyer and/or the Company from and after the Closing. Further, Seller and Parent agree that for a period of 90 days following the Closing Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer, including customer billing and computer systems operations and integration for the first 90 days after Closing and thereafter for a mutually agreed upon time if Buyer is using good faith efforts to transition such operations.

         Section 4.4 Computer Support. Seller agrees to provide to Buyer and the Company, without additional consideration, access to and support for a period of 90 days after the Closing with respect to the customer management/billing system. Such support shall enable Buyer and the Company to operate such systems after the Closing in a manner consistent with the operations before the Closing.

         Section 4.5 338(h)(10) Election. Seller will join with Buyer in making the election provided by Section 338(h)(10) of the Code in accordance with Treasury Regulation Section 1.338(h)(10)-1(T) with respect to the acquisition by Buyer of the Shares (the "338(h)(10) Election") and, if permissible, similar elections under any applicable state or local income tax laws. The 338(h)(10) Election will be made on Form 8023. Such Form 8023 will be prepared by Buyer and delivered by Buyer to Seller for Seller's consent within ninety (90) days following the Closing Date (as defined below), which consent will not be unreasonably withheld. Buyer will cause the Company to file the Form 8023 with the IRS Service Center where the Federal income tax return that includes the deemed sale gain will be filed before the fifteenth day of the ninth month beginning after the month that includes the Closing Date. Parent and Seller will cause the Form 8023 to be attached to the U.S. corporation income tax return that includes the taxable income of the Company for the taxable year that includes, and ends on, the Closing Date. Buyer will cause the Company to attach a copy of Form 8023 to its U.S. corporation income tax return for the taxable year beginning on the date following the Closing Date. Seller and Parent will be responsible for any Taxes triggered by the 338(h)(10) Election, and will indemnify Buyer and the Company against any adverse consequences arising out of the failure of Parent and/or Seller to pay such Taxes.

         Section 4.6 Employees. The following shall apply with respect to non-union employees of the Business hired by Buyer and/or the Company within 30 days following Closing ("Hired Employees"):

         (a) Buyer and/or the Company shall waive, or cause to be waived, (i) all waiting periods for a Hired Employee to become eligible for participation in all of the benefit plans generally available for the employees of Buyer or its affiliates, except that Buyer and/or the Company may require compliance with applicable waiting periods for participation in 401(k) plans, pension plans and long-term disability plans and except that Buyer may, at its option, pay each Hired Employee's COBRA payments for such period until the Hired Employee is eligible to participate in Buyer's or the Company's benefit plans, and (ii) limitations respecting "pre-existing conditions" in the applicable medical insurance plan or plans, except for any condition of a Hired Employee which was not covered under Seller's, Parent's or the Company's medical insurance plan during such employee's employment with Seller or the Company. Seller will retain all COBRA obligations existing or arising as of Closing.

         (b) Buyer shall count each Hired Employee's years of continuous service with Seller or its affiliates for purposes of determining vacation benefits under Buyer's vacation plan. The Hired Employee shall be entitled to use any vacation accumulated during employment with Seller and its affiliates in the amounts set forth on Schedule 5.8; provided, however, Seller will reimburse Buyer in the amount of each employee's accrued vacation within 60 days after Closing or, at Buyer's election, such amount will be deducted from the Holdback Funds.

         (c) If Buyer terminates a Hired Employee without cause within 90 days after the Closing Date, Buyer shall pay such Hired Employee severance equal to two weeks current base pay for every one year of such employee's continuous service with the Seller or its affiliates.

         (d) Nothing in this Agreement, express or implied, is intended to confer upon any of the Seller's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any rights of employment.

         Section 4.7 Real Property Assurance Program. In the event that any homeowner covered by the real property assurance program, as set forth in the Agreement for Operation of Sampson County Landfill Development and Use of BFI Sanitary Landfill dated June 17, 1992 by and between Sampson County, North Carolina and Browning-Ferris Industries of South Atlantic, Inc. (or any successor in interest), claims to have suffered damage due to a reduction in value of such homeowner's property caused by the Landfill, Buyer, Seller and Parent agree to work together in good faith at such time to reach a mutually beneficial result for all parties involved.

         Section 4.8 Audited Financial Statements. For financial accounting purposes, the parties acknowledge that Buyer must obtain (i) an audited balance sheet of the Business and the Assets as of December 31, 1999, and related audited statements of income and cash flow for the twelve months then ended (the "Audited Financial Statements"), and (ii) unaudited balance sheets of the Business and the Assets as of April 30, 1999 and April 30, 2000, and related unaudited statements of income and cash flow for each such four month period on a comparative basis (the "Unaudited Financial Statements") (the Audited Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the "Business Financial Statements"). The Business Financial Statements must be prepared within seventy-five (75) days following the Closing Date. The Audited Financial Statements must be prepared in accordance with GAAP from the books and records of Seller, the Company and the Business, as applicable. Buyer shall be responsible for preparing the Business Financial Statements at its expense; provided, however, Parent and Seller shall cooperate with Buyer and Buyer's auditors and provide full and timely access to the internal books and records and appropriate employees, as well as access to Parent's and Seller's external auditors (in each case only to the extent related to the Business and the Assets) at no charge to Buyer to facilitate Buyer's preparation of the Business Financial Statements.

         Section 4.9 Materialman's Lien Waivers. Within 60 days after Closing, Seller will have obtained and provided to Buyer materialman's lien waivers from all contractors, subcontractors and service providers involved in construction or other service on the Land or to the Business and, if requested by the Company, Parent and Seller will assign all of their rights to any warranties arising out of work performed by such materialmen with respect to the Business.

         Section 4.10 Financial Assurance. Seller will keep its existing Letter of Credit from Chase in the amount of $14,087,138 (the "Letter of Credit") in place for the benefit of the NCDENR for two weeks following the Closing Date. Buyer and/or the Company will replace such financial assurance within two weeks following the Closing Date.

                                    ARTICLE 5
                                    ---------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                              OF SELLER AND PARENT
                              --------------------

         Seller and Parent, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 5: (i) except as set forth in the schedules to the specific subsections of this Section 5 delivered by Seller and Parent to Buyer pursuant to Section 9.7 (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule") are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5); and (iii) shall survive the Closing in accordance with Section 11.1 hereof.

         Wherever a representation or warranty herein is qualified as having been made "to the best of Seller's, Parent's or the Company's knowledge," such phrase shall mean the knowledge of the officers, directors and employees of Seller, Parent and the Company actively responsible for the operation of the Assets or the Business, after reasonable inquiry.

         Section 5.1 Organization; Authority. (a) Each of Seller, Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as presently conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse effect on their respective business. Copies of each of Seller's, Parent's and the Company's Certificate of Incorporation (certified by the Secretary of State of the state of their incorporation) and Bylaws (certified by their respective Secretaries), each as amended, are attached hereto as Schedule 5.1.

         (b) Seller and Parent each have the full legal right and power to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

         Section 5.2 Stock Ownership; Binding Effect. All of the issued and outstanding shares of the capital stock of the Company are owned, directly or indirectly, of record and beneficially by Seller and, except as set forth on
Schedule 5.2, are free and clear of all liens, security interests, encumbrances, adverse claims, pledges, equities and other restrictions whatsoever (collectively, "Encumbrances"). This Agreement is the valid and binding obligation of Seller and Parent, enforceable against them in accordance with its terms. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, conversion rights, rights of exchange or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase by or from the Company, Seller or Parent of any shares of the Company's capital stock or sale by the Company of any shares of its capital stock, or any securities convertible into or exchangeable for any shares of capital stock of the Company.

         Section 5.3 Permits; Proprietary Rights; Environmental Documents. Attached as Schedule 5.3 is a complete and accurate list as of the date hereof of all Permits, permit applications, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, service marks, patents, patent applications and copyrights owned or held by the Company (collectively, the "Rights"), none of which Rights, to the best of Seller's, Parent's and the Company's knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.3, such Rights are adequate for the operation of the Business as presently constituted and as it was previously operated when the Business was owned and operated by Seller. The Company is not in default under any Permit and each Permit is in full force and effect. The Company holds, in its name, all permits necessary for operation of the Borrow Pit and the Landfill as a municipal solid waste and construction and demolition waste landfill, including the permit to operate and permit to construct issued by the State of North Carolina. Neither Parent, Seller nor the Company has been notified (and has no reason to believe) that any governmental agency intends to cancel, terminate or modify any Permit. Notwithstanding the foregoing, no representation or warranty is made with respect to the continuing validity and effectiveness of the Permits as a result of the transactions contemplated hereby.

         Section 5.4 Personal Property.

         (a) Listed on Schedule 1.1(c) hereto is a complete and accurate list of all Equipment. Seller makes no representation about the condition of the equipment.

         (b) Listed on Schedule 1.1(d) hereto is a complete and accurate list of all Rolling Stock, which Schedule shall designate any Rolling Stock that is inoperable pursuant to applicable Department of Transportation rules and regulations. Except as set forth in the foregoing sentence, Seller makes no representation about the condition of the Rolling Stock.

         (c) All of the Assets are either owned by the Company or leased under an agreement indicated on Schedule 5.4(c). Except for office equipment, none of the Equipment is leased. All leases set forth on Schedule 5.4(c) are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. No default by the Company or, to the best of Seller's, Parent's and the Company's knowledge, any other party to any of such leases exists or would exist except for the passage of time or delivery of a notice or both.

         Section 5.4.A Title to Assets. At the Closing, the Company shall have good and marketable title to the Assets, free and clear of all debts (except operating lease payments for office equipment such as telephone systems copiers, fax machines and postage meters, and closure/post-closure liabilities) and Encumbrances. The Assets constitute all of the assets owned or leased by the Company used in the Business, and include all of the Permits necessary to operate the Business at or prior to Closing.

         Section 5.5 Real Property.

         (a) The Company has good fee simple marketable title to the Land (other than the Leased Land), free and clear of all Encumbrances other than the Permitted Exceptions, and marketable leasehold title to the Leased Land.

         (b) Except as set forth on Schedule 5.5(b):

                  (i) At all times during the operation of the Business, the Land has been licensed, permitted and authorized for the operation of the Business under all Applicable Laws (as defined in Section 5.9) relating to the protection of the environment, the Land and the conduct of the Business thereon (including all zoning restrictions and land use requirements) and neither the Company, Parent nor Seller has received any notice of any violation of any Applicable Law.

                  (ii) The Land is usable for its current uses, and the Land can be used by Buyer and/or the Company after the Closing for its current uses in the manner currently operated by the Company, without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by, or threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of the Company to use the Land for its current uses after the Closing Date.

                  (iii) The Company, Parent and Seller have made available to Buyer all engineering, geologic and other similar reports, documentation, plats and maps in the possession or control of the Company, Parent or Seller relating to the Land and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon.

                  (iv) The Company, Parent and Seller have delivered to Buyer all existing leases, occupancy agreements or licenses or similar agreements and any amendment thereto in connection with the Land (collectively "Real Estate Leases"). The Company is not in default beyond any applicable cure period under any Real Estate Lease.

                  (v) Except in connection with Leased Land, no party except the Company has a present or future right to possession of all or any part of the Land.

                  (vi) There are no pending or threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

                  (vii) There are no pending or threatened special assessments affecting the Land, or any contemplated improvements affecting the Land that may result in special assessments affecting the Land.

                  (viii) Neither the Company, Parent nor Seller has any knowledge of any fact or condition which will result in the termination of any currently existing access to or from the Land and any public rights of ways and roads.

                  (ix) No written or verbal commitments have been made to any governmental authority, utility company, or any other organization, group, or individual, relating to the Land which would impose an obligation upon Buyer or the Company or their successors or assigns to make any contribution or dedications of money or Land or to construct, install, or maintain any improvements of a public or private nature on or off the Land.

                  (x) All utilities serving the Land are supplied directly to the Land by public utilities through public or private easements benefiting the Land and are adequate to service the normal operations of the Land and of the Business, and any private easements are insurable under the Title Commitment, subject only to the Permitted Exceptions.

                  (xi) Neither the Company, Parent nor Seller has failed to disclose to Buyer any material adverse fact or condition regarding the Land.

                  (xii) There are no unrecorded contracts, leases, easements or other agreements, or claims of any third party, affecting the use, title, occupancy or development of the Land, and no person, firm or entity has any right of first refusal, option or the right to acquire all or any part of the Land.

                  (xiii) Neither the Company, Parent nor Seller is a "foreign person" as the term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

                  (xiv) Neither the Company, Parent nor Seller shall cause or permit any lien, Encumbrance, covenant, condition, restriction, assessment, easement, right of way, obligation, encroachment or liability ("Title Defect") whatsoever to be placed of record, affecting the title insurance to be given Buyer pursuant to this Agreement or otherwise exist, from the date of this Agreement to the Closing or issuance of the Title Policy if as of the Closing the Title Policy is not issued, excepting, however, the matters permitted under
Article 3 above.

                  (xv) Neither Seller, Parent nor the Company has transferred, conveyed, exchanged or granted, whether written or oral, any interest in or to any mineral rights, to or affecting the Land, or entered into, whether written or oral, contracts or licenses for or relating to the removal of any such materials.

                  (xvi) The Land is properly zoned for operation of the Landfill and the Borrow Pit as it is currently operated and as it was previously operated when the Business was owned and operated by Seller, and neither the Company, Seller nor Parent has any knowledge of any intended changes to zoning ordinances affecting the Land.

         (c) The Company, Parent and Seller have provided to the government agencies requiring the same, all reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to such government agencies.

         Section 5.6 Contracts. Listed on Schedule 1.1(h) hereto is a complete and accurate list of the Customer Contracts, Related Approvals and Employee Contracts as of the date hereof, true and complete copies of which have been made available to Buyer. None of the Customer Contracts, Related Approvals and Employee Contracts listed on Schedule 1.1(h) have been modified, altered, terminated or otherwise amended in writing. All Customer Contracts, Related Approvals and Employee Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions and Seller is not in default in, nor has there occurred an event or condition which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Contract, Related Approval and Employee Contract. Neither the Company, Parent nor Seller has received, or given, any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Contract, Related Approval and Employee Contract. There is no contract, agreement or other arrangement granting any person any preferential right to purchase any of the Assets, the Shares or the Business, or except as may be provided in any of the Customer Contracts as set forth on Schedule 5.6, to purchase any of the disposal services offered by the Company at less than market rates. Except as set forth on
Schedule 5.6, the consummation of the transactions contemplated hereby does not require any consent or approval by any customer, employee or other third party under any Customer Contracts, Related Approvals and Employee Contracts. All Customer Contracts, Related Approvals and Employee Contracts have been assigned by Seller to the Company and assumed by the Company. Any national accounts of Seller which may be indirectly served by the Business are accounts with Seller's hauling operations and not accounts of the Business. Disclosure by Seller of required consents will not relieve Seller of its obligation to obtain all such consents on or before Closing, or if waived as a condition to Closing by Buyer, within ninety (90) days after Closing.

         Section 5.7 Insurance Policies. Attached as Schedule 5.7 is a complete and accurate list as of the date hereof of all insurance policies carried by the Company, Parent or Seller with respect to the Business or the Assets showing, among other things, the amount of coverage, the company issuing the policy, the expiration date of each policy and whether such coverage is on an occurrence or claims made basis. There have been no insurance claims of any kind with respect to the Company. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Neither the Company's, Parent's nor Seller's insurance with respect to the Assets or the Business has ever been canceled, and neither the Company, Parent nor Seller has been denied coverage with respect to the Assets or the Business within the last three years. All premiums for such insurance policies attributable to period ending on or before the Closing Date have been paid by Company, Parent or Seller, or accrued on the Financial Statements.

         Section 5.8 Employees; Compensation; Employee Benefits.

         (a) Attached as Schedule 5.8 is a complete and accurate list of all employees of the Business and their rate of compensation as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Also included on Schedule 5.8 is each employee's accrued vacation. Except as set forth on Schedule 5.8, each employee of the Business is an employee at will.

         (b) Except as set forth on Schedule 5.8, neither Seller, the Company nor any entity that is a member of a group which is under common control with Seller or the Company, who together with Seller or the Company is treated as a single employer within the meaning of Section 414(b), (c) and (m) of the Code (an "ERISA Affiliate"), has (i) any deferred compensation, bonus, pension, or any other employee benefit plan, contract, agreement, or other arrangement providing for compensation or other benefits to employees (including officers) or independent contractors, individually or as a group, to which the Company or any ERISA Affiliate is a party or by which it is bound; (ii) any "employee pension benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by Seller, the Company or any ERISA Affiliate or to which it contributes or is required to contribute, including any multiemployer pension plan; (iii) any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, maintained by Seller, the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or is required to contribute, including any multiemployer welfare plan, or any other plan under which "fringe benefits" (including, without limitation, vacation plans or programs, severance benefits, supplemental retirement, sabbatical, sick leave plans or programs, dental, vision, or medical plans or programs, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, or related or similar benefits) are afforded to employees of, or otherwise required to be provided by, the Company or any ERISA Affiliate; or (iv) other fringe or employee benefit plans, programs, or arrangements.

         (c) Except as set forth on Schedule 5.8, neither Seller, the Company nor any ERISA Affiliate has or maintains any benefit plan that is subject to Title IV of ERISA, nor any "multiemployer plan" (as defined in Section 3(37) of ERISA). Each employee plan intended to be qualified under Section 401(a) of the Code, if any, has received a favorable determination letter from the Internal Revenue Service (the "IRS") stating that it is so qualified and nothing has occurred since the date of the letter that could reasonably be expected to affect the qualified status of such employee plan. Except as set forth on
Schedule 5.8, no employee benefit plan provides medical benefits to any former employees (including retirees) of the Business or any ERISA

Affiliate, other than benefits required to be provided under applicable law, including Section 4980B of the Code. To the Company's, Seller's and Parent's knowledge, with respect to each employee plan, the Company or ERISA Affiliate of the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder. All former employees who have elected and are presently receiving COBRA benefits are set forth on Schedule 5.8 or will be provided to Buyer within 60 days following Closing; Seller will retain all COBRA obligations with respect to such former employees.

         (d) To the Company's, Seller's and Parent's knowledge, Seller and the Company have complied with all Applicable Laws relating to employment, including those relating to wages, hours, collective bargaining, discrimination in employment, sexual harassment, terms and conditions of employment, occupational safety and health and employment practices, unfair labor practices, and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. There is no unfunded liability for accrued benefits, whether or not vested, under any funded or unfunded employee benefit plan (including medical plan or program reserves or self-insurance reserves), and all contributions required to be made to or with respect to each employee benefit plan and all costs of administering each employee benefit plan have been completely and timely made, paid, accrued or otherwise adequately reserved in accordance with GAAP.

         Section 5.9 Compliance with Law; No Conflicts.

         (a) Each of the Company, Parent and Seller has in the past complied in all material respects with, and is now in material compliance with, all federal, state and local statutes, laws, rules, regulations, orders, permits (including zoning restrictions and land use requirements and environmental laws and regulations) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to the Company, the Shares or the Business (collectively, the "Applicable Laws") and Permits. Neither the Company, Seller nor Parent now is or ever has been involved in any litigation or administrative proceeding relating to the Assets, the Shares or the Business seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws or Permits relating to the environment. Neither the Company, Seller nor Parent has received any notice that the Company, Parent or Seller is under investigation or other form of review relating to the Shares, the Assets or the Business with respect to any Applicable Law or Permit. The Company has been issued, and has kept in current force and effect, all required Permits necessary with respect to the Assets and the Business under Applicable Laws.

         (b) The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                  (i) conflict with, or result in a breach or violation of the Certificate of Incorporation or Bylaws of the Company, Seller or Parent;

                  (ii) except as provided in Section 5.9(c), conflict with, or result in a material breach under any Customer Contract, Related Approval, Real Estate Lease or Other Material Contract or result in the creation or imposition of Encumbrance on the Assets, the Shares or Business pursuant to: (A) any law or regulation to which the Company, Seller or Parent, or any of their respective properties are subject, or (B) any judgment, order or decree to which the Company, Seller or Parent is bound or any of their respective property is subject; or

                  (iii) except for the filings by Seller required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the consents or filings required under the Permits, Customer Contracts, Related Approvals and Real Estate Leases set forth on Schedule 5.9(c)(iii), require notice to, or the consent or approval of, any governmental authority or agency or other third party in order to remain in full force and effect. Disclosure by Seller of required consents will not relieve Seller of its obligation to obtain all such consents at or before Closing.

         (c) Seller, Parent and the Company have made available to Buyer copies of all reports of Seller, Parent or the Company with respect to the Business or the Assets for the past five years required under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other health and safety Applicable Laws or with any order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including any liability under CERCLA (as defined below) or similar state or local Applicable Laws, or otherwise form the basis of any litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any waste.

         Section 5.10 Taxes. Except as set forth on Schedule 5.10, (a) the Company, Parent and Seller have filed all requisite federal, state, local and other tax returns relating to the Business, the Shares or the Assets that are due for all fiscal periods ended on or before the date hereof (the "Tax Returns") and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date; (b) no federal, state, local or other tax returns or reports filed by the Company, Parent or Seller (whether filed prior to, on or after the date hereof) with respect to the Company, Parent or Seller will result in any taxes, assessments, fees or other governmental charges upon the Assets, the Shares, the Business, the Company or Buyer, whether as a transferee of the Assets or otherwise; (c) all federal, state and local Taxes owed or due and payable with respect to the Assets, the Shares and the Business (whether or not shown on any Tax Return) have been paid, including all federal, state and local income, sales, use franchise, excise and property taxes; (d) there are no agreements to extend the statutory period for the assessment of any Taxes, examinations in progress or claims against the Company, Parent or Seller for Taxes (including penalties and interest) for any period or periods prior to and including the date hereof (and as of the Closing
Date), and no notice of any claim, whether pending or threatened, for Taxes has been received; and (e) there are no liens for Taxes on any Assets or the Shares. Parent and Seller will (i) include the income of the Company, the Assets and the Business (including any deferred income triggered into income by Treasury Regulation Sections 1.1502-13 or 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on the consolidated federal income Tax Return that includes Seller for all periods through the Closing Date, and (ii) pay any federal income Taxes attributable to such income. For purposes of this Agreement, the terms "Tax" and "Taxes" mean and include any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         Section 5.11 Litigation. Except as set forth on Schedule 5.11, there is no claim, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise, pending or, to the best of the Company's, Seller's and Parent's knowledge, threatened, against the Company, Seller or Parent relating to the Assets, the Shares or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority or that could interfere with the consummation of the transaction contemplated by this Agreement or, if adversely determined, result in an Encumbrance against the Company, the Assets or the Shares or have a material adverse effect on the Business; no notice of any of the above has been received by the Company, Seller or Parent; and, to the best of the Company's, Seller's and Parent's knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 5.11 are all instances where the Company, Seller or Parent is the plaintiff, or complaining or moving party in any way, related to the Company, the Shares, the Assets or the Business.

         Section 5.12 Absence of Price Renegotiation Contracts. Neither Parent, Seller nor the Company is now a party to any governmental contracts related to the Assets or the Business which are subject to price redetermination or renegotiation.

         Section 5.13 Conduct of the Business Since January 1, 2000. Since January 1, 2000, except as disclosed on Schedule 5.13, Parent, Seller and/or the Company has conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since January 1, 2000, there has not been any:

         (a) change in the authorized capital or equity ownership of the Company;

         (b) work interruption, labor grievance or unfair labor practice claim filed with respect to the Business;

         (c) sale or transfer of, or any agreement to sell or transfer, any of the Assets, the Shares or the Business or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, the Shares or the Business, or requiring consent of any party to the transfer and assignment of any of the Assets, the Shares or the Business;

         (d) waiver of any material rights or claims of Parent, Seller or the Company related to the Assets, the Shares or the Business;

         (e) material breach, amendment or termination of any Customer Contract or Permit or loss of any material customer or Customer Contract;

         (f) transaction by the Company, Parent or Seller outside the ordinary course of its business with respect to the Assets, the Shares or the Business;

         (g) amendment to the Certificate of Incorporation or Bylaws of the Company;

         (h) any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of the Company, Parent and Seller with respect to the Assets, the Shares or the Business; or

         (i) any action by the Company, Seller, Parent, or any employee, officer or agent of the Company, Seller or Parent committing to do any of the foregoing.

         Section 5.14 Hazardous Materials; Disposal Sites. With respect to Seller's ownership and/or operation of the Business, and with respect to the Company, neither Parent, Seller nor the

Company has ever owned, leased, had an interest in, generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute; any other Applicable Law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials") except in material compliance with all Applicable Laws. With respect to Seller's ownership and/or operation of the Business, and with respect to the Company, there have been no spills, leaks, deposits or other releases into the environment or onto or under the Land of any Hazardous Materials except in material compliance with all Applicable Laws. With respect to Seller's ownership and/or operation of the Business, and with respect to the Company, no Encumbrances with respect to environmental liability have been imposed against the Company, Parent or Seller or any of the Assets under CERCLA, any comparable state statute or other Applicable Law, and no facts or circumstances exist which would give rise to the same. Further, no portion of the Land is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the states in which the Assets are located or the Business is conducted, and neither the Company, Seller nor Parent is listed as or has been notified that it is a potentially responsible party with respect to the Assets or the Business or as a result of the operation of the Assets or the Business under CERCLA, any comparable state statute or other Applicable Law, and neither the Company, Seller nor Parent has received a notice of such listing.

         Included on Schedule 5.14 is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by the Company, Parent or Seller or any predecessor of the Company, Parent or Seller with respect to the Business or the Assets, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list.

         Section 5.15 Underground Storage Tanks. Any underground or above-ground storage tanks containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Law located on the Land have been used and maintained in material compliance with all Applicable Laws. All underground and above-ground storage tanks located on the Land are set forth on Schedule 5.15.

         Section 5.16 Corrupt Practices. Neither the Company, Seller nor Parent, nor any of their respective officers, directors, employees or agents, has ever made, offered or agreed to offer anything of value to any employees of any customers of the Business for the purpose of attracting business to the Business or to any foreign or domestic governmental official, political party or candidate for government office or any of their employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

         Section 5.17 Accounts Receivable. The Accounts Receivable are bona fide accounts receivable incurred in the ordinary course of business in arms' length transactions, are valid and binding obligations of the account debtors, and to Seller's and the Company's knowledge, are without counterclaims, setoffs, or other defenses thereto.

         Section 5.18 Affiliates' Relationships.

         (a) Those Assets that include contractual arrangements between the Company and any Affiliate or between Seller or Parent and any Affiliate relating to the Assets or the Business, are described on Schedule 5.18.

         (b) Except as provided in Schedule 5.18, no Affiliate has any direct or indirect interest in (i) any entity which is competitive with the Business, or
(ii) any Assets used in the conduct of the Business.

         (c) All obligations of any Affiliate to the Business and all obligations of the Business to any Affiliate are listed on Schedule 5.18, which sets forth a true, correct and complete schedule of payments relating thereto.

         (d) For purposes of this Section 5.18, an "Affiliate" is a person or entity controlled by, controlling or under common control with the Company.

         Section 5.19 Performance Bonds; Letters of Credit. Except as set forth on Schedule 5.19, there are no performance bonds or letters of credit outstanding with respect to the operation of the Business or the Assets. The Letter of Credit will remain in place for two weeks following the Closing Date.

         Section 5.20 Employment and Labor Matters. Except as set forth in
Schedule 5.20, neither Parent, Seller nor the Company is a party to (a) any collective bargaining agreement, (b) any agreement respecting the employment of any officer or any other employee, or (c) any agreement for the provision of consulting or other professional services which is not cancelable without penalty on less than 30 days' notice, in each case with respect to the Business. Except as set forth in Schedule 5.20, within the last five years neither Parent, Seller nor the Company has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Schedule 5.20, with respect to the Business, (a) Parent and Seller have complied, and the Company is in compliance, in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, in connection with the Business; (b) there is no unfair labor practice charge or complaint against Parent, Seller or the Company pending or, to the best of the Company's, Parent's and Seller's knowledge, threatened in connection with the Business; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the best of the Company's, Parent's and Seller's knowledge, threatened against or affecting the Business nor any secondary boycott with respect to services of the Business; (d) no question concerning representation has been raised or is threatened respecting the employees of Seller of the Business or of the Company; (e) no grievance which has had or could have a material adverse effect on the Business, nor any arbitration proceedings arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Parent, Seller or the Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other governmental entity in connection with the Business.

         Section 5.21 Complete Disclosure. This Agreement and the schedules hereto and all other documents and written information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations by Buyer or its employees or representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Company, Parent or Seller becomes aware of any fact or circumstance which would change a representation or warranty of Seller or Parent in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give notice of such fact or circumstance to Buyer. None of (a) such notification, (b) any pre-closing investigation by Buyer of Seller, the Assets or the Business, or
(c) the Closing contemplated by this Agreement, shall cure any breach of this Agreement caused thereby or relieve Parent or Seller of their obligations under this Agreement, including the representations and warranties made in this
Section 5.

         Section 5.22 Representation Concerning Totality of Assets. The Company owns, leases or has the legal right to use, and on the Closing Date will own, lease or have the legal right to use, all of the properties and assets, including the Land, the Permits, the Customer Contracts, the Other Material Contracts, the Rolling Stock and the Equipment, used or intended to be used in the conduct of the Business, and, with respect to contract rights, the Company is a party to and enjoys the benefit of all contracts, agreements and other arrangements used or intended to be used by the Company in or relating to the conduct of the Business. The Company has, and on the Closing Date will have, good and marketable title to the Assets, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in all such Assets, free and clear of all Encumbrances except those that do not affect the use or value of such Assets, and such Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business. Notwithstanding the foregoing, there are no Assets other than office equipment subject to any lease. If additional assets or rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business are identified by Buyer or Seller post-Closing as not having been included in the Assets, Seller shall promptly transfer and assign to the Company such assets or rights as part of the Purchase Price and without additional consideration (and if Seller fails to do so, Buyer may equitably adjust the Purchase Price by retaining an equivalent value out of the Holdback Funds pursuant to Section 2.3). The Assets include all property and assets tangible and intangible, and all leases, licenses and other agreements, which are currently used or held for use in the Business and which are necessary to permit the Company to carry on the Business as presently conducted (including such Business when it was owned and/or operated by Seller).

         Section 5.23 Financial Statements.

         (a) Seller has delivered to Buyer (i) unaudited balance sheets of the Business as of each of January 31, 2000, March 31, 2000 and April 30, 2000, and the related unaudited statements of income for the respective twelve month, three month and four month periods then ended (the "Seller Financial Statements"), and (ii) an unaudited beginning balance sheet of the Company as of May 14, 2000 (the "Beginning Balance Sheet"), a copy of which is attached hereto as Exhibit C.

         (b) The Seller Financial Statements and the Beginning Balance Sheet may sometimes hereinafter be referred to collectively as the "Financial Statements". Such Financial Statements fairly present in all material respects the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP applied on a basis consistent with preceding years and throughout the periods involved, subject to normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Business). All Financial Statements have been prepared from the books and records of Seller and/or the Business, as applicable. The internal books and records of Seller and the Business from which the Financial Statements were prepared have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller and the Business have been properly recorded in all material respects. No financial statements of any individual, corporation, trust, partnership, limited liability company, organization, association or other entity are required by GAAP to be included in the Beginning Balance Sheet of the Business.

         Section 5.24 Books and Records. The books of account, minute books, stock record books and other records of Seller, with respect to the Business only and to the extent applicable, and the Company, all of which have been delivered to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by the shareholders, the Board of Directors and committees of the Board of Directors of the Company and/or Seller, as applicable, and no meeting of the shareholders, Board of Directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

         Section 5.25 No Undisclosed Liabilities. To Parent's and Seller's knowledge, the Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Seller Financial Statements, (ii) those incurred in the ordinary course of business since December 31, 1999 and consistent with past practices, which in the aggregate do not exceed Fifty Thousand Dollars ($50,000); (iii) those incurred in connection with the execution of this Agreement; and (iv) liabilities for closure, post-closure, wetlands and other costs addressed in Article 10. Except as set forth on the Beginning Balance Sheet, the Company has no long-term liabilities.

         Section 5.26 Revenue; EBITDA.

         (a) The average monthly revenue for the Business from non-affiliated entities for the three months ended March 31, 2000, as accurately reflected on the financial statements of the Business previously provided by Seller to Buyer, dated as of March 31, 2000 and attached hereto as Exhibit D (the "March 31 Financial Statements") is $1,066,000 (the "Average Monthly Revenue"). If the Average Monthly Revenue is less than the amount represented on the March 31 Financial Statements, the difference will be multiplied by twelve to produce an annualized shortfall in Average Monthly Revenue (the "Annualized Revenue Shortfall"). If the Annualized Revenue Shortfall is greater than the Annualized EBITDA Shortfall (as defined below), such Annualized Revenue Shortfall will be multiplied by 1.7 and the resulting amount will be immediately reimbursed by Seller to Buyer or, at Buyer's election, deducted from the Holdback Funds. For purposes of this Agreement, "monthly revenue" means total monthly revenue derived from the operation of the Business determined on an accrual basis in accordance with GAAP for customers who are currently receiving service and who have outstanding accounts receivable balances no greater than sixty (60) days as of the date such service was rendered, net of any discount, set-off, rebate or other allowance available to such customers. All revenue reflected on the financial statements was validly derived in accordance with Applicable Laws.

         (b) The average monthly EBITDA (as defined below) for the Business for the three months ended March 31, 2000, as accurately reflected on the March 31 Financial Statements, is $736,292 (the "Average Monthly EBITDA"). If the Average Monthly EBITDA is less than the amount represented on the March 31 Financial Statements, the difference will be multiplied by twelve to produce an annualized shortfall in Average Monthly EBITDA (the "Annualized EBITDA Shortfall"). If the Annualized EBITDA Shortfall is greater than the Annualized Revenue Shortfall, such Annualized EBITDA Shortfall will be multiplied by 5.25 and the resulting amount will be immediately reimbursed by Seller to Buyer or, at Buyer's election, deducted from the Holdback Funds. For purposes of this Agreement, "EBITDA" means income before income taxes plus interest expense (net of interest income) and depreciation and amortization.


                                    ARTICLE 6
                                    ---------


                    REPRESENTATIONS AND WARRANTIES OF BUYER.
                    ---------------------------------------

         Buyer represents and warrants that the statements contained in this
Article 6: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6); and (iii) shall survive the Closing in accordance with Section 11.1.

         Section 6.1 Corporate Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Buyer is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse effect on such businesses.

         Section 6.2 Corporate Authority. Buyer has the full legal right and power to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

         Section 6.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not: (a) conflict with, or result in a breach or violation of, the Articles of Incorporation or Bylaws of Buyer; (b) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to: (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject; (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer; or (d) except for the filings by Buyer required by the HSR Act, require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

         Section 6.4 Binding Agreement. This Agreement is the binding and valid obligation of Buyer, enforceable against it in accordance with its terms.

                                    ARTICLE 7
                                    ---------


                           COVENANTS PRIOR TO CLOSING
                           --------------------------

         Section 7.1 Access to Land and Records. Between the date of this Agreement and the Closing Date, Seller will and Seller will cause the Company to afford to or obtain for the officers and authorized representatives of Buyer access to all of the Land (including for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), Assets, sites, books and records of Seller and the Company, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the Assets, the Shares and the Business as Buyer may from time to time reasonably request. Parent and Seller will cooperate with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation of this Agreement to be treated as confidential in accordance with the provisions of Article 13 hereof. Seller or the Company will have provided Buyer with copies of current surveys and title policies relating to the Land prior to the execution of this Agreement.

         Section 7.2 Activities of the Company Prior to Closing. Between the date of this Agreement and the Closing Date, Seller will and Seller will cause the Company to:

         (a) carry on the Business diligently and in substantially the same manner as currently existing and not make or institute any material changes in the methods of service, operation or accounting of the Business;

         (b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

         (c) perform all of its obligations under the Real Estate Leases, Permits, Customer Contracts, Related Approvals, Employee Contracts, Other Material Contracts and other Assets;

         (d) keep in full force and effect present insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

         (e) use reasonable efforts to maintain its relationships with suppliers, customers, consultants, employees, independent contractors, government agencies, communities and others having business relations with Seller and the Company, and notify Buyer of the loss of any material customer, vendor or other business relationship;

         (f) maintain material compliance with all Applicable Laws;

         (g) maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments related to the Assets or the Business, without the prior written consent of Buyer; and

         (h) provide all reasonable assistance to Buyer to provide for an orderly transfer of the Company and the Business from Seller to Buyer.

         Section 7.3 Prohibited Activities Prior to Closing. Between the date of this Agreement and the Closing Date, Seller and the Company will not, without the prior written consent of Buyer:

         (a) change the authorized capital, admit new shareholders or permit the withdrawal of existing shareholders of the Company, or grant any options, warrants, puts, calls, conversion rights or commitments relating to the Company's equity interests of any kind;

         (b) incur or agree to incur any liability or make any capital expenditures related to the Business in excess of an aggregate of $50,000;

         (c) enter into any new mortgage, pledge or other lien or encumbrance upon any Asset;

         (d) breach, amend or terminate any Real Estate Lease, Permit, Customer Contract, Related Approval, Employee Contract, or Other Material Contract in any material manner;

         (e) enter into any transaction outside the ordinary course of the Business or otherwise prohibited hereunder; or

         (f) allow any other action or omission, or series of actions or omissions, by the Company, Seller or Parent that would cause a representation and warranty of Seller and Parent made in Section 5.13 of this Agreement to be untrue on the Closing Date.

         Section 7.4. Contact with Government Officials and Customers. The Company, Seller and Parent shall each use their best efforts to cooperate with Buyer in making contact with (a) the appropriate governmental agencies and officials having information about or jurisdiction over the Company, Seller, the Parent, the Business or the Land, assets or obligations or rights of Seller, including environmental and land use agencies and officials, in order to assist Buyer in completing its regulatory evaluation of the Business and the Assets and to assist the Company, Seller and Parent in securing any consents necessary to transfer the Permits or in securing new permits; and (b) the customers under the Customer Contracts and third parties under the Other Material Contracts, in order to assist the Company, Seller and Parent in securing any consents necessary to transfer the Customer Contracts and the Other Material Contracts to Buyer as contemplated by this Agreement. The Company, Seller and Parent shall use their commercially reasonable best efforts to obtain all consents required as a result of the transactions contemplated by this Agreement under the Permits, the Customer Contracts, the Related Approvals, the Real Estate Leases and the Other Material Contracts at or prior to the Closing. If the transactions contemplated by this Agreement, without the consent of a third party, would constitute a breach of any Customer Contract, Permit, Related Approval, Real Estate Lease or Other Material Contract, and such consent has not been obtained as of the Closing Date, but nevertheless Buyer elects to consummate the transactions contemplated herein, Seller will still be obligated to obtain such third-party consent following the Closing Date.

         Section 7.5 Public Announcements. Buyer and Parent may prepare a mutually acceptable written announcement concerning this transaction. Except for filings under the HSR Act or as may otherwise be required by law or the rules and regulations of the New York Stock Exchange or the NASDAQ, neither Buyer, the Company, Parent nor Seller shall make any additional public announcements without the prior consent of the other party.

         Section 7.6 HSR Act Filings. Each of Buyer and Parent undertakes and agrees to file as soon as practicable, and in any event prior to five days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each of Buyer and Parent shall (a) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (b) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (subject to Applicable Law). Buyer shall use its commercially reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental entity with respect to the Acquisition so as to enable the Closing Date to occur prior to May 14, 2000 (the "Outside Date"). Each party shall (a) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to Applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (b) not agree to participate in any substantive meeting or discussion with any governmental authority respect of any filings, investigation or inquiry concerning this Agreement or the transaction contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (c) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Acquisition. If Buyer shall have complied with all of its obligations under this Section 7.6, but there is no action that Buyer can undertake or offer to undertake in compliance with this Section that would eliminate the impediment asserted by the FTC, Antitrust Division, or State Attorney General or other order in any suit or proceeding, in order for the Closing Date to occur prior to the Outside Date, assuming all conditions other than those relating to such impediment or order have been satisfied or waived, then Buyer shall not be deemed to have breached its obligations under this
Section 7.6.

         Section 7.7 Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article 12 hereof without the Closing having taken place, the Company, Seller and Parent will not directly or indirectly (through a representative, agent, employee or otherwise) solicit or accept offers for the Assets, the Shares or the Business or for a merger or consolidation involving the Assets, the Shares or the Business, or respond to inquiries from, provide or share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Assets, the Shares or the Business by merger, consolidation or other combination, nor will Parent or Seller permit the Company to do any of the foregoing. Parent and Seller shall promptly advise Buyer of any proposal by a third party to acquire the Assets, the Shares or the Business.


                                    ARTICLE 8
                                    ---------

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                     --------------------------------------
                                PARENT AND SELLER
                                -----------------

         The obligations of Parent and Seller hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

         Section 8.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

         Section 8.2 Consents. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made, including all consents required under the HSR Act (or the expiration of the required waiting period).

         Section 8.3 No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit any of the transactions contemplated by this Agreement.

         Section 8.4 Simultaneous Closings. The consummation of the transactions identified on Annex I shall occur simultaneously with the Closing.

         Section 8.5 Deliveries. Buyer shall be prepared to make the deliveries described in Section 3.3.

         Section 8.6 Intentionally Omitted.



                                    ARTICLE 9
                                    ---------

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                  --------------------------------------------

         The obligations of Buyer hereunder are subject to the completion, satisfaction or, at its option, waiver, on or prior to the Closing Date, of the following conditions.

         Section 9.1 Representations and Warranties. The representations and warranties of Seller and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 9.2 Covenants. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and Parent on or before the Closing Date shall have been duly complied with and performed.

         Section 9.3 No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit any of the transactions contemplated by this Agreement.

         Section 9.4 Simultaneous Closings. The consummation of the transactions identified on Annex I shall occur simultaneously with the Closing.

         Section 9.5 No Adverse Change. No material and adverse change in the results of operations or financial condition of the Business shall have occurred since January 1, 2000.

         Section 9.6 Consents. All necessary notices to, consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein to be made or obtained by the Company, Seller or Parent shall have been obtained and made by the Company, Seller or Parent, including all consents required under the HSR Act (or the expiration or early termination of the required waiting period), and Buyer shall have determined, in its sole discretion, that Buyer, the Company, Seller or Parent has received all of the consents Buyer deems necessary under any Customer Contract, Related Approval or Employee Contract requiring consent to assignment by virtue of the transaction contemplated hereunder, or if waived as a condition to Closing by Buyer, such consents will be obtained by Seller or Parent within 90 days following the Closing, regardless of whether the need for such consent has been disclosed by Seller or Parent on a Schedule or otherwise.

         Section 9.7 Delivery of Disclosure Schedules. Seller shall have delivered to Buyer complete and final Disclosure Schedules and such Disclosure Schedules must have been determined to be acceptable by Buyer in its sole discretion. Seller shall use its best efforts to prepare and deliver to Buyer complete and final Disclosure Schedules within 30 days after the date of this Agreement, and in any event not less than seven business days prior to the scheduled date for Closing.

         Section 9.8 Permits. Buyer shall have determined, in its sole discretion, that all of the Permits required for the operation of the Business are validly issued to and held by the Company and that such Permits will not be affected by the transactions contemplated by this Agreement and will continue without the need for public hearing or third party consent, and without premium, penalty, restriction or any adverse consequences as a result of the consummation of the transactions contemplated hereby.

         Section 9.9 Surveys. Buyer shall have received the Surveys in form and substance provided for in Article 3.

         Section 9.10 Title Policies. The Title Policy shall have been issued in accordance with Article 3 or the Title Company shall have issued the preliminary title commitments and shall have agreed to issue the Title Policies in each case in accordance with Article 3.

         Section 9.11 Deliveries. Seller and Parent shall have made the deliveries described in Section 3.2.

         Section 9.12 Intentionally Omitted

         Section 9.13 General. All actions taken by Parent and Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

         Section 9.14 Due Diligence. Buyer will have completed its due diligence investigation of the Business, the Assets and the Shares confirming (i) Parent's and Seller's representations and warranties herein and (ii) there are no commercial, legal, environmental, ethical or financial factors which are unacceptable to Buyer in Buyer's sole discretion.

                                   ARTICLE 10
                                   ----------

            OLD LANDFILL SITE; WETLANDS ISSUES; REAL PROPERTY ISSUES
            --------------------------------------------------------

         Section 10.1 Old Landfills; Wetlands Mitigation. Included in the Company are two old landfill sites more fully described on Exhibit F attached hereto and made a part hereof (the "Old

Landfills"). The Old Landfills consist of the following: (i) the Old Site which was operated under NCDEHNR Permit No. 1903 and closed in 1983 (the "Oldest Site"), and (ii) Site A which is operated under NCDEHNR Permit No. 82-01, is currently at approximately 99% of permitted capacity and will be ready for closing and capping upon reaching 100% of permitted capacity ("Site A"). Further, a Wetlands Mitigation Plan dated October, 1998 has been prepared for Parent and Seller by EcoScience Corporation in connection with Hazen and Sawyer, Environmental Engineers and Scientists (the "Mitigation Plan"), which Mitigation Plan addresses wetlands mitigation for the Old Landfills and for Site B being operated under NCDENR Permit No. 82-02 ("Site B"). Accordingly, the parties are making the agreements in this Article 10 with respect to, among other things, the Closure/Post-Closure Costs (as defined below) and the Wetlands Mitigation Costs (as defined below) with respect to the Old Landfills and any Wetlands Impact (as defined below) at Site B.

         Section 10.2 Wetlands Impact. Parent, Seller and Buyer agree to use their commercially reasonable efforts to secure approval of the Mitigation Plan by the Army Corps of Engineers (the "Corps"). Seller and Parent acknowledge that a failure to secure Corps approval of the Mitigation Plan on terms reasonably acceptable to Buyer will materially and adversely impact the available capacity at Site B, which impact has been calculated by G.N. Richardson & Associates to have an $8,000,000 economic impact on Landfill capacity (the "Wetlands Impact"). In the event the Corps fails to approve the Mitigation Plan on terms reasonably acceptable to Buyer within two years following the Closing Date, Buyer will be entitled to the amount in Section 10.4(c); provided, however, if the Mitigation Plan as approved by the Corps and accepted by Buyer differs from the current Mitigation Plan, the amount of the Wetlands Impact due to Buyer may be pro-rated to reflect a different level of impact on Site B; provided, further, the total amount of the Wetlands Impact due to Buyer hereunder will be paid by Seller at such time as the Company opens the cell(s) of the Landfill impacted by the acreage covered in the Mitigation Plan. Until such time, the performance bond referenced in Section 10.4(c) will remain in place. In the event that, within five years following payment by Seller of the Wetlands Impact amount or any portion thereof, the Company obtains approval of the Mitigation Plan or an alternate mitigation plan reasonably acceptable to Buyer, the Company or Buyer will reimburse Seller a pro-rata amount of the Wetlands Impact paid by Seller (based upon available permitted capacity as a result of the mitigation plan approved as compared to the available permitted capacity as a result of the current Mitigation Plan) (i) less the amount of direct and indirect costs incurred by the Company or Buyer in getting the Mitigation Plan or an alternate mitigation plan approved, including any increased construction costs, the effect of inflation and the cost impact of the delay, (ii) plus simple interest at 7.5% on the amount being repaid beginning on the date the Wetlands Impact amount is paid by Seller.

         Section 10.3 Buyer's Responsibilities. Subject to the terms and conditions of Section 10.4 below, with respect to the Old Landfills, Buyer and/or the Company shall be responsible for (i) performing all closure, capping and post-closure activities necessary or required for certified closure and to comply with all Applicable Laws and regulations, and all permit and land use conditions (including general maintenance, groundwater, stormwater and methane monitoring, regulatory compliance, installation, maintenance and operation of wells, drainage facilities, landfill gas management, leachate treatment and disposal, electrical and other systemic processes, preparation of surveys and reports, addressing geological issues, mowing the grass and responding to storm erosion and other conditions caused by weather) in connection therewith (the "Closure/Post-Closure Activities") and (ii) performing all wetlands mitigation required for compliance with all Applicable Laws and regulations and all permit and land use conditions (the "Wetlands Mitigation Activities") pursuant to the Mitigation Plan including mitigation of approximately three impacted acres located on Site A (the "Site A Impacted Acres"), which mitigation on Site A is currently expected to cost approximately $175,000 per impacted acre. Buyer and/or the Company may use the remaining capacity of Site A and will commence Closure/Post-Closure Activities for Site A within 24 months following the Closing Date or earlier if required by Applicable Laws or the Permits. Wetlands Mitigation Activities with respect to Site A will commence within five years following the Closing Date for the Site A Impacted Acres or earlier if required by Applicable Laws or the Permits.

         Section 10.4 Seller's and Parent's Responsibilities. Seller and Parent shall be jointly and severally liable for, and shall indemnify and hold Buyer and the Company harmless from and against, all commercially reasonable costs incurred by Buyer or the Company, or their successors or assigns, in connection with Closure and Post-Closure Activities ("Closure/Post-Closure Costs") and Wetlands Mitigation Activities ("Wetlands Mitigation Costs") related to the Old Landfills. Wetlands Mitigation Costs shall include costs associated with mitigation of the Site A Impacted Acres. Buyer will perform or contract for the performance of the Closure/Post-Closure Activities and Wetlands Mitigation Activities as and when due. In connection with leachate treatment and disposal, Buyer and/or the Company will separately monitor leachate coming from the Old Landfills and invoice Seller based on such amounts. As soon as practicable upon receipt of invoices for the Closure/Post-Closure Costs and Wetlands Mitigation Costs, Buyer or the Company shall submit to Seller a detailed list of costs paid or incurred by Buyer or the Company, including administrative costs, together with such detailed receipts or other supporting materials as Seller may reasonably request. Any amount not paid by Seller either to Buyer or the Company or directly to the service provider within 30 days after receipt of such list shall be subject to a late charge equal to the lower of one and one-half percent (1 1/2%) per month or the maximum rate permitted by applicable law. Buyer will prepare an annual budget for anticipated Closure/Post-Closure Costs and Wetlands Mitigation Costs (the "Budget"), which Budget will be subject to Seller's review, and Seller and Parent shall have the right to inspect work giving rise to costs upon reasonable notice during normal business hours. Notwithstanding the foregoing, failure by the Company or Buyer to provide such Budget of anticipated material expenditures shall not relieve Seller and Parent of their obligation to pay all commercially reasonable, documented Closure/Post-Closure Costs and Wetlands Mitigation Costs in connection with the Old Landfills upon submission by Buyer or the Company of the aforementioned list of costs paid or incurred by Buyer and/or the Company. At or prior to Closing, in connection with such Closure/Post-Closure Costs, Wetlands Mitigation Costs and Wetlands Impact, Seller or Parent will post a performance bond acceptable to Buyer, in its reasonable discretion, with Buyer named as beneficiary, securing Seller's and Parent's obligations under this Section 10.4, in the following amounts:

         (a) $5,500,000 for costs associated with closure of Site A;

         (b) $4,840,000 for costs associated with post-closure care of Site A;

         (c) $8,000,000 for Wetlands Impact; and

         (d) $525,000 for Wetlands Mitigation Costs.

         Unless an earlier release is agreed upon by the parties: (i) the bond for (a) above will be maintained in place until 30 days following certification by the State of North Carolina of closure of Site A; (ii) the bond for (b) above will be maintained in place for 30 years following the release of the bond for (a) above; (iii) the bond for (c) above will be maintained in place until the earlier of (A) the date upon which the Company opens the cell of the Landfill impacted by the acreage covered in the Mitigation Plan or (B) approval by the Corps of the current Mitigation Plan or a mitigation plan reasonably acceptable to Buyer (in which case the Wetlands Impact may be pro-rated as set forth in Section 10.2); and (iv) the bond for (d) above will be maintained in place for five years following the Closing Date. In addition to the foregoing, in the event any remediation is required with respect to the Old Landfills, Seller will be responsible for the performance and cost of all such remediation. Notwithstanding the foregoing, with respect to the bonds for (a), (c) and (d) above, Seller or Parent may provide a single performance bond in lieu of multiple bonds, which bond will be a two year bond and will be annually renewable following the two year period. Such bond may be decreased per the scheduled terms set forth in items (i), (ii) and (iv) above and as appropriate, in the reasonable determination of Buyer, to reflect the decreased impact of any such item. The bond required in (b) above will be a one year, annually renewable bond, the amount of which may be adjusted over time, in the reasonable determination of Buyer, to reflect changes in the amount of projected liability over time.

         Section 10.5 9.6 Acre Parcel. Seller and Parent acknowledge that neither of them is the record owner of a 9.6 acre parcel in the northwest portion of the Landfill (the "9.6A Parcel"). Failure of the Company to obtain good fee simple marketable title to the 9.6A Parcel will materially and adversely impact the available capacity at Site B, which impact has been calculated by G.N. Richardson & Associates to be a $1,095,000 economic impact (the "9.6A Impact"). In the event the Company is unable to obtain fee simple marketable title to the 9.6A Parcel within two years following the Closing Date, Seller will pay to the Company or Buyer the amount of the 9.6A Impact. If the Company is able to obtain fee simple marketable title to the 9.6A Parcel, Seller will pay Buyer the documented costs of the Company or Buyer associated therewith. The Company and Buyer will use commercially reasonable efforts to obtain fee simple marketable title to the 9.6A Parcel within such time period. Seller and Parent will indemnify Buyer and the Company for costs associated with the 9.6A Parcel up to the amount of the 9.6A Impact as set forth in Section 11.2.

         Section 10.6 Disputes. If Seller or Parent disputes any of the costs to be reimbursed to Buyer pursuant to Section 10.4 or 10.5, Seller or Parent shall nevertheless pay the amount not in dispute within such 30-day period and the parties shall attempt to resolve their differences within 60 days after Seller's receipt of such list of costs. If the parties are unable to resolve their differences within such 60-day period, they shall submit the matter to binding arbitration in accordance with Section 14.13. All costs of the arbitration shall be paid by the party determined by the arbitrator(s) to be the non-prevailing party.


                                   ARTICLE 11
                                   ----------


                                 INDEMNIFICATION
                                 ---------------

         Section 11.1 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for two years after the Closing Date; provided, however, that (a) the representations and warranties in Sections 5.5(b) and (c), 5.14 and 5.15 shall survive for a period of three years, (b) the representations and warranties in Sections 5.1, 5.2, 5.5(a), 5.9, 5.10, 5.11, 5.16, 5.18, 6.1 and 6.2 shall survive until the expiration of the applicable statute of limitations period, (c) the covenants in Articles 10 and 11 shall survive indefinitely; and (d) the covenants in Sections 13.1, 13.2 and 13.3 and Articles 3, 4, and elsewhere in this Agreement shall survive in accordance with their terms.

         Section 11.2 Indemnification by Parent and Seller.

         (a) Seller and Parent agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' and expert witness fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or Parent set forth herein, or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto by Seller or Parent; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Parent or Seller made in this Agreement; (iii) any liability, claim or other cost or obligation arising out of the Old Landfills, including without limitation, liabilities, claims and other costs or obligations arising out of system failures (such as the liner, cap, sideslopes), leachate from the Old Landfills, "hot" wells, methane gas, environmental impact arising out of the Old Landfills, and those items set forth in Section 10.4; (iv) any liability, claim or other cost or obligation arising out of any wells installed at the Landfill (whether or not located in the Old Landfills) categorized as "hot" including, without limitation, resulting impact to the Company's permits and assessment and remediation costs; (v) any liability, claim or other cost or obligation arising from or relating to Parent's, Sellers or the Company's ownership or operation of the Business on or prior to the Closing Date; or (vi) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) through (vi) of this Section 11.2(a) had been satisfied.

         (b) In addition to the indemnification provisions set forth in Section
11.2 above, from and after the Closing Date, Seller and Parent specifically agree that they will each, jointly and severally, protect, defend, indemnify and hold harmless Buyer and the Company from any and all Taxes that are imposed on the Company in respect of the Business, the Shares or the Assets or for which the Company may otherwise be liable (i) for any taxable period ending prior to the Closing Date and, in the case of any taxable period that includes the Closing Date, the portion of such period that includes the Closing Date and all days before the Closing Date (a "Pre-Closing Period")l (ii) resulting by reason of the several liability of the Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulations or by reason of the Company's having been made a member of any consolidated, combined or unitary group on or prior to the Closing Date; (iii) resulting from the Company's ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes Seller or Parent; (iv) in respect of any taxable period ending on or after the Closing Date (a "Post Closing Period") attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Period; (v) in respect of any Post-Closing Period, attributable to any change in accounting method employed by the Company during any of its four previous taxable years; (vi) in respect of any Post-Closing Period, attributable to any items of income or gain of a partnership reporting the Company as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date; (vii) attributable to any discharge of indebtedness that may result from any capital contributions by Seller (or an affiliate of Seller) to the Company of any intercompany indebtedness owed by the Company to Seller (or an affiliate of Seller); (viii) resulting from the making of the 338(h)(10) election (or analogous provision of state, local or territorial law); and (ix) resulting from the breach of the covenants, representations and warranties of Parent and/or Seller set forth in Section 5.10 hereof; provided, however, that the liability of Parent and Seller under the forgoing provisions of this paragraph shall be reduced as to any item to the extent that such item was specifically and fully reserved for in the Closing Net Working Capital Statement.

         (c) Buyer will, as to any Taxes in respect of which Seller or Parent has agreed to indemnify Buyer or the Company, promptly inform Seller or Parent of, and permit the participation of Seller or Parent in, any investigation, audit or other proceeding by or with the Internal Revenue Service or any other taxing authority empowered to administer or enforce such a Tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of Seller or Parent (which consent will not be unreasonably withheld).

         Section 11.3 Indemnification by Buyer. Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Seller and Parent at all times from and after the Closing Date from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extra-ordinary, patent or latent, incurred by Seller or Parent as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Buyer set forth herein, or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto by Buyer; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; (c) any liability, claim or other cost or obligation assumed pursuant to Section 10.3; and (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) or (c) of this Section 11.3 had been satisfied.

         Section 11.4 Limitation on Liability. The indemnification obligations set forth in this Article 11 shall apply only if a Closing occurs, and then only after the aggregate amount of such obligations, when aggregated with the indemnification obligations set forth in Article 11 of the Fayetteville Asset Purchase Agreement, exceed $125,000, at which time the indemnification obligations shall be effective as to all amounts on a first dollar basis; provided that only claims in excess of $10,000 shall apply toward the $125,000 basket. The foregoing indemnification threshold shall not apply to any title or survey matters resolved under Section 3.8 hereof, any Purchase Price Adjustment under Section 2.5, breach of Seller's obligation under Section 4.9, Parent's and/or Seller's breach of the representation and warranty set forth in the last sentence of Section 5.25, or to any indemnification obligations under Section 11.2(a)(iii) or (iv), or under 11.2(b). Further, the indemnification obligations set forth in this Article 11, when aggregated with the indemnification obligations set forth in Article 11 of the Fayetteville Asset Purchase Agreement, shall be limited to an aggregate amount not to exceed $15,000,000; provided further that the foregoing cap shall not apply to the indemnification obligations under Section 10.5 or

11.2(a)(iii) and (iv), to the actual fraud of Parent or Seller, or to Parent's and/or Seller's breach of the representation and warranty set forth in the last sentence of Section 5.25.

         Section 11.5 Indemnification Procedure Between Buyer and Seller. Upon the occurrence of any claim for which indemnification is believed to be due hereunder, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim to the party from whom indemnification is sought (the "Indemnifying Party"), stating in general terms the circumstances giving rise to the claim, specifying the amount of the claim (or an estimate thereof) and making a request for any payment then believed due (subject to the limitations herein). Any claim shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, either party may submit the dispute for resolution in accordance with the provisions of Section 14.13. If it is finally determined that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall (subject to the terms of Section 11.4) within 10 days of such determination, pay the Indemnified Party such amount owed in cash, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in The Wall Street Journal.

         Section 11.6 Procedure for Indemnification with Respect to Third Party Claims.

         (a) If any third party shall notify an Indemnified Party with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against an Indemnifying Party or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

         (d) In the event or to the extent that any of the conditions set forth in Section 11.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses), (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11, and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

         Section 11.7 Materiality Qualifiers. Solely for purposes of this
Article 11, whether a representation, warranty or covenant has been breached will be determined without regard to any material adverse effect or materiality qualifiers contained in such representation, warranty or covenant since the parties have separately negotiated a materiality standard in conjunction with
Section 11.4.


                                   ARTICLE 12
                                   ----------


                            TERMINATION OF AGREEMENT
                            ------------------------

         Section 12.1 Termination by Buyer. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a material breach by Parent or Seller in the observance or in the due and timely performance of any of the covenants or agreements contained herein on their part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date, or in the event of the failure to complete or satisfy and condition set forth in Article 9, which failure to complete or satisfy is not waived by Buyer.

         Section 12.2 Termination by Seller. Seller may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a material breach by Buyer in the observance or in the due and timely performance of any of the covenants or agreements contained herein on its part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date, or in the event of the failure to complete or satisfy any condition set forth in Article 8, which failure to complete or satisfy is not waived by Seller.

         Section 12.3 Termination for Failure to Close. Either Buyer or Seller, by notice in the manner hereinafter provided, may terminate this Agreement if the Closing has not occurred on or before May 31, 2000; provided that no party in default hereunder shall have the right to terminate this Agreement pursuant to this Section 12.3.

         Section 12.4 Effect of Termination for all Other Reasons. Termination of this Agreement pursuant to this Article 12 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has breached this Agreement prior to termination hereof.

         Section 12.5 Simultaneous Termination. In the event of termination of this Agreement pursuant to this Article 12, the transactions identified on Annex I shall terminate simultaneously therewith.

         Section 12.6 Transfer of Permit. Buyer, Seller and Parent acknowledge that the NCDENR has certain requirements, including a 45-day public comment period, associated with transfer and/or reissuance of Permit No. 82-02 to the Company naming Buyer as the Company's parent, which permit is required for operation of the Landfill. In the event that the NCDENR does not approve permanent transfer of Permit No. 82-02 upon terms and conditions that are reasonably acceptable to Buyer, Buyer shall have the right to rescind the transactions contemplated by this Agreement, (but not the related purchase transactions on Annex I) including repayment of the Purchase Price by Parent and Seller, but only after the parties have explored in good faith other possible remedies, including a life-of-the-site operating agreement.


                                   ARTICLE 13
                                   ----------


                                  NONDISCLOSURE
                                  -------------

         Section 13.1 Nondisclosure by Seller and Parent. The Company, Seller and Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and its businesses. The Company, Seller and Parent each agree that they will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of the Company, Seller or Parent. In the event of a breach or threatened breach by Seller or Parent of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of two years following the termination of this Agreement without a Closing having occurred.

         Section 13.2 Nondisclosure by Buyer. Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer agrees that it will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date except to authorized representatives of Seller, unless such information becomes known to the public generally through no fault of Buyer. In the event of a breach or threatened breach by Buyer of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of two years following the termination of this Agreement without a Closing having occurred.

         Section 13.3 Confidential Information. Neither the Company, Parent nor Seller (nor any of their subsidiaries or affiliated entities) shall at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of any records and files containing, any confidential information concerning the Business, the Assets, or the liabilities assumed by Buyer hereunder, all such information being deemed to be transferred to Buyer hereunder. For purposes hereof, "confidential information" shall mean and include all customer and vendor lists and related information, all information concerning the Business' processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by the Company, Parent or Seller. If at any time after the Closing, Parent or Seller should discover that they are in possession of any records and files containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records and files over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Parent and Seller severally agree that they will not assert a waiver of loss of confidential or privileged status of the information based upon such possession or discovery. Parent and Seller hereby consent to Buyer's consultation with legal, accounting and other professional advisors to Seller concerning advice rendered to or for Seller prior to the Closing regarding the Business, the Shares, the Assets or the liabilities assumed by Buyer, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

         Section 13.4 Equitable Relief for Violations. The parties expressly covenant and agree that if any of them violates, or overtly threatens to violate, the covenants set forth in this Article 13 (the "Restrictive Covenants"), the non-violating party shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which the violating party, directly or indirectly, realized and/or may realize as the result of, arising out of, or in connection with any such violation or threatened violation. The parties acknowledge further that an irreparable injury may result to the non-violating party and its business in the event of a breach by the violating party of the Restrictive Covenants. The parties also acknowledge and agree that the damages or injuries which a non-violating party sustains as a result of a breach by a violating party of the Restrictive Covenants are difficult to ascertain and money damages alone may not be an adequate remedy to a non-violating party. The parties therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under the Restrictive Covenants, such rights or obligations shall be enforceable in a court of equity by decree of specific performance and a non-violating party shall also be entitled to any injunctive relief necessary to prevent or restrain any violation of the Restrictive Covenants. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled. In addition, a non-violating party shall also be entitled to actual attorney's fees and costs reasonably incurred in any action in which it is successful in establishing a violation of the Restrictive Covenants.


                                   ARTICLE 14
                                   ----------


                                     GENERAL
                                     -------

         Section 14.1 Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer, Seller and Parent. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

         Section 14.2 Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

         Section 14.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         Section 14.4 No Brokers. Seller and Parent represent and warrant to Buyer and Buyer represents to Seller and Parent that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

         Section 14.5 Expenses of Transaction. Whether or not the transactions herein contemplated shall be consummated: (a) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (b) Seller will pay the fees, expenses and disbursements of Seller, Parent and the Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Seller under this Agreement. All such fees, expenses and disbursements of Parent, Seller and the Company shall be paid by Seller prior to the Closing so that the Company will not be charged with or diminished by any such fee, cost or expense. Parent and Seller represent and warrant to Buyer that Parent and Seller have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby. Nothing in this Section 14.5 shall limit the rights of a non-breaching party to recover damages, including fees and expenses if so awarded, in connection with any claim against a party in breach hereunder.

         Section 14.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

                  If to Seller or Parent, addressed to it at:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Rick Wojahn

                  with a copy to:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Steve Helm, Vice President and General Counsel

                  and a copy to:

                  Fennemore Craig, P.C.
                  3003 North Central Avenue
                  Suite 2600
                  Phoenix, AZ 85012
                  Attn:  W. T. Eggleston, Jr.


                  If to Buyer, addressed to it at:

                  Waste Industries, Inc.
                  3301 Benson Drive, #601
                  Raleigh, NC 27609
                  Attn:  Lonnie C. Poole, Jr.

                  with a copy to:

                  Wyrick Robbins Yates & Ponton LLP
                  4101 Lake Boone Trail
                  Suite 300
                  Raleigh, NC 27607
                  Attn:  James M. Yates, Jr.


Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section. Notwithstanding the foregoing, notices and other communications regarding title and survey matters shall be provided only to: (a) if to Seller, addressed to it at the above address and with a copy to Ginger Perry, Esq., Fennemore Craig, P.C., 3003 North Central Avenue, Suite 2600, Phoenix, AZ 85012; and (b) if to Buyer, addressed to it at the above address and with a copy to Jeff Johnson, Esq., Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607.

         Section 14.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

         Section 14.8 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         Section 14.9 Time of the Essence. Time is of the essence of this Agreement.

         Section 14.10 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         Section 14.11 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 14.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "include" or "including" means include or including, without limitation. The parties intend that representations, warranties and covenants contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

         Section 14.13 Arbitration. Other than for a breach of Article 13, any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved between Buyer and Seller, including whether such controversy or claim is subject to arbitration, shall be resolved by binding arbitration held in Raleigh, North Carolina, in accordance with the American Arbitration Association's then existing Commercial Arbitration Rules in all respects, subject to this Section. Arbitration proceedings shall be conducted by a panel of three persons selected as follows: The party initiating arbitration shall select one arbitrator and the other party shall select a second arbitrator. The two arbitrators shall select a third arbitrator as soon as possible. Each party shall provide prompt written notice of the arbitrator selected by it in accordance with the terms of this Agreement. No arbitrator shall have or previously have had any significant relationship with any of the parties. Notwithstanding the foregoing, if the controversy or claim in question is not resolved by the arbitrators as provided herein within 150 days after selection of the first arbitrator, either party may pursue any remedy with respect hereto provided by law.



                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   BUYER:

                                   Waste Industries, Inc.


                                   By:_______________________________________
                                   Its:______________________________________

                                   SELLER:

                                   BFI Waste Systems of North America, Inc.


                                   By:_______________________________________
                                   Its:______________________________________

                                   PARENT:

                                   Allied Waste Industries, Inc.


                                   By:_______________________________________
                                   Its:______________________________________

                                LIST OF SCHEDULES
                                -----------------

Exhibit A                  --       Legal Description of the Land

Exhibit B                  --       Non-Solicitation Agreement

Exhibit C                  --       Beginning Balance Sheet

Exhibit D                  --       March 31 Financial Statements

Schedule 1.1(b)            --       Permits

Schedule 1.1(c)            --       Equipment

Schedule 1.1(d)            --       Rolling Stock

Schedule 1.1(h)            --       Customer Contracts, Related Approvals and Employee Contracts

Schedule 1.1(p)            --       Prepaid Expenses and Deposits

Schedule 2.2               --       Accounts Receivable - Closing Date

Schedule 2.5(c)            --       Current Assets and Current Liabilities

Schedule 5.1               --       Certificate of Incorporation and Bylaws

Schedule 5.2               --       Encumbrances on Stock

Schedule 5.3               --       Permits; Proprietary Rights

Schedule 5.4(c)            --       Leased Assets

Schedule 5.5(b)            --       Real Property Disclosure

Schedule 5.7               --       Insurance

Schedule 5.8               --       Employees; Exceptions to "at will" Employment

Schedule 5.9(c)(iii)       --       Consents

Schedule 5.10              --       Taxes

Schedule 5.11              --       Litigation

Schedule 5.13              --       Conduct of Business

Schedule 5.14              --       List of Disposal Sites

Schedule 5.15              --       Underground Storage Tanks

Schedule 5.18              --       Affiliate Relationships

Schedule 5.19              --       Performance Bonds; Letters of Credit

Schedule 5.20              --       Employment and Labor Matters

                                     ANNEX I
                                     -------
                          RELATED PURCHASE TRANSACTIONS
                          -----------------------------


1. The purchase and sale of Seller's Fayetteville, North Carolina hauling assets pursuant to the Asset Purchase Agreement (the "Fayetteville Purchase Agreement").

2. The purchase and sale of Buyer's Chattanooga, Tennessee and Dalton, Georgia hauling assets pursuant to the Asset Purchase Agreement (the "Dalton/Chattanooga Purchase Agreement").

                                    ANNEX II
                                    --------

                               SURVEY REQUIREMENTS
                               -------------------


         1. The survey must be prepared in accordance with the "Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys" as adopted by ALTA and ACSM in 1997, and shall include all items as follows, in addition to those mentioned in the attached certification which must appear on the survey.

         2. The survey must show the full legal description of the Land by metes and bounds. If described in title commitment by "lot and block", surveyor should include the title commitment description, followed by "more particularly described as follows", followed by the metes and bounds description prepared by surveyor. The legal description must match and agree with the courses and distances as shown on the physical drawing. If there are differences between "record" and "measured" distances, please note these differences as such.

         If the survey is described in "lot and block", please show and label interior lots, and include reference to filed map's recording information.

         3. Additionally, the survey must contain a note below the legal description that states, "Property surveyed and shown hereon is the same property as described in title commitment number ________________, dated _______________, prepared by, [insert name of Title Company]."

         4. The survey must show/label the point of beginning, (POB), and the relationship of the POB to the monument by which it is referenced.

         5. The survey must include and identify by labeling/notes the following:

                  (a) Location dimensions and square footages of buildings/structures.

                  (b) Location of all substantial visible improvements, (in addition to buildings/structures), such as signs, parking areas, (include striping and count), trash enclosures, party walls, etc.

                  (c) Survey must show all driveways/curb cuts, and label same. Additionally, please show note of "ACCESS" where access is gained to subject property.

                  (d) Utilities, and include any visibly available water and sewer mains, utility lines, manholes, catch basins, overhead wires, etc.

                  (e) Encroachments must be shown and listed as encroachments by note, including those that affect subject property and those that encroach from subject property onto adjoining property.

                  (f) All easements/exception items as appear in the title commitment must be plotted and labeled with recording information, (volume and page), on drawing giving corresponding exception item number from the title commitment, and survey must include a list of all exceptions with a note, either "affects subject property and is plotted and shown hereon", or "does not affect subject property."

                  (g) All roads and rights of way must be shown and streets labeled. Widths and centerline of roads must be shown.

                  (h) The location of any waterways, wet lands must be noted and shown.

                  (i) Permanent monuments must be placed in all major corners of boundary or referenced where "found".

         6. Whether or not the Property, and, specifically, the Improvements are located within a federally-designated Special Flood Hazard Area, as determined by reference to Federal Flood Insurance Rate Maps, (survey must contain Flood Zone in which property falls, and an explanation of that Flood Zone, for example, "100 Year", etc.) or within a state-designated riparian buffer area, and showing any such areas on the survey.

         7. The survey must be drawn at no smaller than 1" = 20.00'.

         8. The survey must contain the address in the title block (which will be provided).

         9. The survey must contain the total land area, both in square footage and acreage.

         10. The survey must contain a legend of all symbols and abbreviations used.

         11. The survey must include a Vicinity Map showing the location of the property surveyed and nearby highways or major street intersections.

         12. The survey must include the attached certification, and appear on the survey in exact form as shown, including all entities listed in the certification attached.

         13. The survey must be signed, sealed and dated, (not more than thirty
(30) days prior to the date of closing).

         14. The survey must contain a directional north arrow

         15. The survey must contain identification of the current record ownership of property landowners of all parcels adjacent to the subject property (to the extent available).

         16. Zoning information must appear on the survey and include:

                  (a) Zone.

                  (b) Setback lines, listed in note form and plotted on drawing.

                  (c) Building height restrictions, if any should be noted.

                  (d) Parking requirements should also be noted.

                                    EXHIBIT A
                                    ---------

                                LEGAL DESCRIPTION

Canal Industries Tracts (1, 2 & 3)
----------------------------------



All those pieces, parcels or tracts of land, Sampson County, North Carolina, containing in the aggregate 318.16 acres, more or less, and more particularly described in 3 maps surveyed by Owens Surveying and prepared for Browning-Ferris Industries; said tracts more particularly shown as Tract 1 (64.16 acres, more or less) and Tract 2 (168 acres, more or less) on Map 1 of 3 dated 6/1/92 and revised November, 1992, Map 2 of 3 (59.23 acres, more or less) dated November, 1992 and Map 3 of 3 (26.77 acres, more or less) dated November, 1992, said Maps being recorded December 1, 1992 in the office of the Register of Deeds of Sampson County, North Carolina, in Plat Book 25, Pages 62, 63 and 64 and by reference incorporated herein and made a part hereof.


Derivations: This is a portion of the property conveyed to Cape Fear Wood Corporation (now Canal Industries, Inc. by merger dated 9/1/69) by deed from Smith Creek Development Company recorded in Book 793, Page 351, and to Acme Wood Corporation (now Canal Industries, Inc. by merger dated 9/1/69) by deed from Smith Creek Development Company of even date recorded in Deed Book 793, Page 356, and being the identical property conveyed to Cape Fear Wood Corporation in those certain deeds from Willard I. Herring and wife, Tilda G. Herring recorded in Book 802, Page 30 and from Rufus McPhail Herring recorded in Book 805 at Page 332, and being a portion of the property conveyed to Cape Fear Wood Corporation by deed from Maude P. Turlington recorded in Book 794, Page 494. Also being that property conveyed by Cape Fear Wood Corporation to Sampson County Disposal, Inc. by deed recorded in Book 1150, Page 39, Sampson County Registry.


J. Williams Tract
-----------------

Beginning at a stake, a corner with Elliot Spell, said beginning corner being designated as corner No. 19 on a plat of survey by Stuart Gooden, R.L.S., dated May 1967, entitled "The White Woods or John B. Williams Tract," which plat is recorded in Map Book 7, Page 20, of the Sampson County Registry, and runs thence from said beginning corner S. 66 deg. 55' W., 501.00 feet to a stake in the East margin of State Road No. 1305, which is corner No. 20 on said map; thence with the East margin of State Road No. 1305, N. 24 deg. 20' E., 691.7 feet to a stake which is corner No. 21 on said map; thence with Canal Wood Corporation line, N. 71 deg. 20' E., 803.00 feet to a stake which is corner No. 22 on said map; thence with Canal Wood Corporation line S. 19 deg. 20' E., 384.8 feet to a stake, which is corner No. 23 on said map; thence with the Spell line S. 66 deg. 55' W., about 787.00 feet to the beginning, containing 10.0 acres, more or less, and being a portion of the "White Woods" Tract, also being that certain parcel conveyed to Sampson County Disposal, Inc. by deed dated November 9, 1992 recorded in Book 1150, Page 325, Sampson County Registry.

B. Williams Tract
-----------------

Beginning at a stake in H.J. Butler line running Northeast 516 feet to a stake; thence North 320 feet to a head of a branch on J.A. Turlington line; thence West, 670 feet to the Vann Road; thence with said road, 362 feet to the beginning corner, containing 8 acres, more or less, and being the same and identical land described in a deed from H.J. Butler and wife, Amelia Butler, to J.E. Edwards and wife, dated January 20, 1917, and being recorded in Book 295, Page 254, in the office of the Register of Deeds of Sampson County, North Carolina. Also being the same land conveyed to Luby Williams by deed dated March 19, 1979 and recorded in Book 943, Page 727, Sampson County Registry and conveyed to Sampson County Disposal, Inc. by deed dated October 13, 1992 and recorded in Book 1147, Page 632, Sampson County Registry.


Spell Tract
-----------

Adjoining the lands of J.B. Williams, formerly O.P.White, Amos Butler and others and BEGINNING at a stake, corner of Lot No. 2, and runs thence North 64 deg. East, 5.75 chains to a stake, corner of Lot No. 4; thence with the line of Lot No. 4, South 2 deg. East, 9.10 chains to a stake; thence South 74 deg. West, 4.6 chains to a stake; thence South 62 deg. West, 1 chain to a stake, corner of Lot No. 2; thence with the line of Lot No. 2, North 26 deg. West, 8.50 chains to the BEGINNING, containing 5 acres, more or less, and being Lot No. 3 in the division of the lands of Irvin Underwood, which division is unrecorded, and being a part of that certain tract of land conveyed to Irvin Underwood by Isham Butler and wife, Mary C. Butler, by deed dated November 22, 1900, and duly recorded in Book 108, Page 281, of the Sampson County Registry, and being conveyed to L.S. Spell by Pearl McNeil Barden and others by deed dated February 7, 1956, and duly recorded in Book 646, Page 362, Sampson County Registry. For other past conveyances see deed from L.S. Spell to Elliott L. Spell and wife, Alease W. Spell, recorded in Book 661, Page 32 and deed from Elliott Spell, Jr. and wife, Patricia Ann Spell to Sampson County Disposal, Inc. recorded in Book 1148, Page 336, all in the Sampson County Registry.


Carlisle Tract
--------------

Being all that piece, parcel or tract of land, located in Sampson County, North Carolina, containing 2.00 acres, more or less, and more particularly shown as Tract #4 on Map 1 of 3 surveyed for Browning-Ferris Industries and prepared by Owen Surveying dated June 1992 and recorded on December 1, 1992 in Plat Book 25, Pages 62, 63 & 64, Sampson County Registry. Also being a portion of the tract conveyed to Canal Industries, Inc. (formerly Cape Fear Wood Corporation) by deeds from Willard I. Herring and wife, Tilda G. Herring recorded in Book 802, Page 30, and Rufus McPhail Herring recorded in Book 805, Page 332, Sampson County Registry, and being that certain tract conveyed to Sampson County Disposal, Inc. by deed dated December 10, 1992 and recorded in Book 1150, Page 576, Sampson County Registry.

Dubose-Jones Tract
------------------

BEING all of that certain tract of land containing 117.03 acres, more or less, according to a map and survey by Owen Surveying dated December, 1991, which map is recorded in Map Book 25, Page 68, of the Sampson County Registry, and also being that parcel conveyed by Constance Dubose Jones and husband, Owen M. Jones to Sampson County Disposal, Inc. by deed dated December 17, 1992 recorded in Book 1151, Page 429, Sampson County Registry.


Fisher  Tract
-------------

BEGINNING at an iron stake in the Canal Industries, Inc. line, which stake is located N. 38 deg. 07 min. 28 sec. E., 3,666.23 feet, and N. 41 deg. 08 min. 46 sec. W. 981.28 feet and N. 42 deg. 37 min. 36 sec. W., 141.94 feet from an iron pipe at the centerline intersection of State Road 1301 and State Road 1302 and runs thence with the Amos Butler Heirs and the Tew line, S. 80 deg. 51 min. 00 sec. W., 2535.05 feet to an iron stake in the center of an old field road, a joint corner with John B. Williams; thence N. 17 deg. 12 min. 39 sec. W., 1,257.33 feet to a concrete monument, a joint corner with Canal Industries; thence with the Canal Industries line, N. 70 deg. 58 min. 58 sec. E., 910.23 feet and N. 58 deg. 45 min. 02 sec. W., 891.70 feet and N. 56 deg. 14 min. 58 sec. E., 429 feet and N. 67 deg. 38 min. 27 sec. W., 373.39 feet to an iron stake in the edge of small branch; thence down the run of a small branch about
N. 30 deg. 02 min. 38 sec. E., 1011.17 feet and N. 48 deg. 32 min. 38 sec. E.,
710 feet and N. 38 deg. 49 min. 58 sec. E., 368.86 feet and N. 23 deg. 46 min. 16 sec. E., 570.23 feet to a concrete monument; thence again with Canal Industries, Inc., S. 01 deg. 48 min. 10 sec. W., 2,618.24 feet to a concrete monument; thence again with Canal Industries, Inc., S. 20 deg. 54 min. 54 sec. W., 60.52 feet and S. 42 deg. 37 min. 36 sec. E., 264 feet to an iron stake, a joint corner with Causie Williams; thence with the Williams line, S. 39 deg. 22 min. 24 sec. W., 549.12 feet and S. 52 deg. 37 min. 36 sec. E., 622.01 feet and
N. 59 deg. 22 min. 24 sec. E., 445.50 feet to an iron stake in the Canal Industries, Inc. line; thence with said line S. 42 deg. 37 min. 36 sec. E.
577.50 feet to the point of BEGINNING, containing 110.54 acres, more or less, and being a composite description and resurvey of the Fisher lands described in deeds recorded in Book 327 at Page 351, Book 300 at Page 460, Book 200 at Page 560, Book 167 at Page 585, and deeded to Sampson County Disposal, Inc. by deed recorded in Book 1166, Page 740, Sampson County Registry.



Butler Tract No. 1
------------------


BEGINNING at an iron stake located North 41 deg. 08' 46" West, 471.53 feet from the point in the centerline of State Road 1302, and runs thence the Henry line, South 56 deg. 51' 14" West, 737.06 feet to an iron stake; thence North 41 deg. 08' 46" West, 660 feet to an iron stake; thence South 57 deg. 18' 21" West,
341.12 feet to an iron stake; thence North 23 deg. 49' 53" East, 509 feet to an iron stake; thence North 80 deg. 51' 00" East, 710.32 feet to an iron stake; thence South 41 deg. 08' 46" East, 509.75 feet to the point of BEGINNING, containing 14.45 acres, more or less, and being that certain tract conveyed to Sampson County Disposal, Inc. and described as

"Tract 1" in deed recorded in Book 1180, Page 418, Sampson County Registry.



Butler Tract No. 2
------------------


BEGINNING at a concrete monument, a joint corner with Canal Industries, Inc. (Map Book 25, Page 62), and runs thence South 17 deg. 12' 39" East, 585.75 feet to an iron stake; thence South 73 deg. 29' 29" West, 883. 39 feet to an iron stake; thence North 41 deg. 45' 39" West 492.15 feet to an iron stake; thence North 54 deg. 43' 38" East, 404.25 feet to an iron stake; thence North 70 deg. 21' 23" East, 691.57 feet to the point of BEGINNING, containing 12.33 acres, more or less, and being that certain tract conveyed to Sampson County Disposal, Inc. and described as "Tract 2" in deed recorded in Book 1180, Page 418, Sampson County Registry.



Williams/Godwin Tract
---------------------


BEGINNING at a stake, an old corner with that tract or parcel now or previously owned by Richard Faircloth and runs thence with the old Faircloth dividing line,
N. 40 deg. E., 34 poles to a stake, thence S. 42 deg. E. 43 poles to a stake in the line of that tract or parcel now or previously owned by C.A. Brown; thence with that old line, S. 62 deg. W., 27 poles to a stake at the head of a small branch; thence N. 50 deg. W. 331/2poles to the point of BEGINNING, containing
7.0 acres, more or less, and being that same tract or parcel of land conveyed to
C. Williams by deed dated March 6, 1908 and recorded in the Sampson County Registry and also being that parcel conveyed to Sampson County Disposal, Inc. identified as "First Tract" in deed recorded in Book 1168, Page 751, Sampson County Registry.



Elijah Jones Tract
------------------


BEGINNING at a stake in the center of County Road #1302 and in the southern line of the tract of which the lands herein conveyed are a part and runs thence with the said original southern boundary line about North 56 deg. East 165 feet to a stake; thence a new line in a northerly direction and parallel to County Road #1302 132 feet to a stake, a new corner, thence a new line parallel to the first line about South 56 deg. West 165 feet to a stake in the center line of County Road #1302; thence with the center line of County Road #1302 in a southerly direction 132 feet to the BEGINNING, containing one-half (1/2) of an acre, more or less, and being the same lands conveyed to Ella Mae Jones by deed from Otto Strickland and wife, Roxie B. Strickland, dated March 14, 1966 and duly recorded in the Sampson County Registry in Book 781, Page 127, and also being the same tract conveyed to Sampson County Disposal, Inc. by deed recorded in Book 1182, Page 154A, Sampson County Registry.

Godwin/Williams Tract
---------------------


BEGINNING at a black gum, the old O.P. White corner, and runs thence S. 55 deg. E., 20 poles to a stake and stump in that tract now or previously owned by Tilda Williams; thence S. 60 deg. W., 24 poles to a stake; thence N. 55 deg. W., 21 poles to a stake in the old dividing line with the White property; thence along that line 25 poles to the point of BEGINNING, containing 3.25 acres, more or less, and being that same tract or parcel conveyed to Ann Rebecca Godwin by deed from Isham Butler and wife bearing the date of February 9, 1892 and also being that parcel conveyed to Sampson County Disposal, Inc. identified as "Second Tract" in deed recorded in Book 1168, Page 751, Sampson County Registry.



Thompkins Tract
---------------

Being all of Lot #4, beginning at a stake corner of Lot #3 and runs with the old white line North 64 degrees East, 5.50 chains to a stake corner of Lot #5; thence with the line of Lot #5 South 26 degrees East, 9.80 chains to a stake in Isaac Fisher's line; thence South 74 degrees West 5.35 chains to a stake, corner of Lot #3; thence with the line of Lot #3 North 26 degrees West 9.10 chains to the beginning, containing 5.0 acres, more or less, and being the same tract or parcel described in that certain deed dated July 1, 1960 by Harvey W. Campbell and wife, Sarah Hunter Campbell to Odessa W. Thompkins, recorded in Book 707, Page 478, Sampson County Registry and also being that certain tract conveyed to Sampson County Disposal, Inc. in warranty deed recorded in Book 1181, Page 275, Sampson County Registry.


AS TO ALL OF THE ABOVE TRACTS:

Being, collectively, the same property shown on those two plats prepared by Owen Surveying, Incorporated entitled "Sampson County Disposal, Inc.," Map 1 of 3 and 2 of 3, dated May 2000, except for the 0.5-acre "Elijah Jones Tract" described above, which is not shown on such plats.

"BORROW PIT" TRACTS:


Merritt Tract
-------------


BEGINNING at a point in the center of Andrew's Chapel Road (S.R. 1216) which point is located South 29 deg. 50 min. 52 sec. East, 1284.90 feet from corner #56 on that certain map of the Sampson County Disposal Property in Map Book 25 at Page 81 in the office of the Register of Deeds of Sampson County and runs thence with the Merritt line, North 49 deg. 29 min. 58 sec. East, 134.39 feet to an iron stake; thence again with the Merritt/Sampson County Disposal, Inc. line, South 40 deg. 30 min. 02 sec. East 262.26 feet to a concrete post; thence a new line with Elwood Merritt, South 57 deg. 14 min. 58 sec. West 135.63 feet to an iron stake in the center of Andrew's Chapel Road (S.R. 1216); thence with the center line of Andrew's Chapel Road (S.R. 1216), North 40 deg. 30 min. 02 sec. West 243.97 feet to the point of BEGINNING, containing 0.78 acres, more or less, and being a portion of that tract conveyed to Elwood Merritt in Book 1064, Page 646, Sampson County Registry, and also being that tract conveyed to BFI Waste Systems of North America, Inc. (formerly known as Sampson County Disposal, Inc.) by deed recorded in Book 1332, Page 894, Sampson County Registry.



Brown Tract
-----------


BEGINNING at a point in the centerline of State Road 1216 (Andrews Chapel Road), which point is a joint corner with the Perry Matthews Division, and which point is located 0.57 of a mile south-southeast of the intersection of State Road 1216 (Andrews Chapel Road) and N.C. Highway 24, and runs thence from the highway and the Perry Matthews Division line, North 27 deg. 13' 01" East 160.20 feet to an iron stake, a joint corner with the Elton W. Wilson property; thence with the Wilson line, North 69 deg. 53' 38" East, 4003.60 feet to an iron stake on the western bank of Little Coharie Creek; thence with the western edge of Little Coharie Creek, South 84 deg. 54' 22" East 220.37 feet, and North 79 deg. 14' 13" East 210.87 feet, and North 55 deg. 30' 33" East 93.59 feet, and South 42 deg. 10' 53" East 550.42 feet, and South 33 deg. 41' 05" East 130.56 feet to a concrete post, a joint corner with the Joseph and Janice Butler tract; thence with the Butler line, South 69 deg. 53' 38" West, 2619.21 feet to an iron stake; thence again with the Butler line, North 23 deg. 06' 22" West 396 feet to an iron stake; thence again with the Butler line, South 69 deg. 53' 38" West, 1467.42 feet to a concrete monument, a joint corner with Elwood Merritt, Jr.; thence with the Merritt line, South 69 deg. 53' 38" West 742.87 feet to an iron stake in the center of State Road 1216 (Andrews Chapel Road); thence with the centerline of State Road 1216 (Andrews Chapel Road) North 21 deg. 45' 24" West
170.45 feet and North 21 deg. 42' 27" West 67.38 feet to the point of BEGINNING, containing 58.98 acres, more or less, exclusive of highway right-of-way, according to a map and survey by Owen Surveying, dated February 1993, which tract is denominated Number 1 on that certain plat thereof in Plat Book 25, Page 81, office of the Register of Deeds of Sampson County. Also being that certain tract conveyed to Sampson County Disposal, Inc. by deed recorded in Book 1154, Page 41, Sampson County Registry.


Butler Tract
------------


BEGINNING at an iron stake in the center of State Road 1216 (Andrews Chapel
Road), said stake being centered over an 18-inch concrete reinforced concrete pipe running at right angles under said road, and which point is located about
0.6 of a mile southeast of the intersection of State Road 1216 (Andrews Chapel
Road) and Highway 24, and runs thence with the Elwood Merritt, Jr. line, along the centerline of a 20-foot wide drainage easement, North 68 deg. 23' 45" East,
741.49 feet, and North 37 deg. 11' 40" East, 64.05 feet, and North 32 deg. 40' 36" West 370.77 feet to a concrete monument in the M. Howard Brown line; thence with the Brown line, North 69 deg. 53' 38" East, 1467.42 feet to an iron stake; thence again with the Brown line, South 23 deg. 06' 22" East, 396 feet to an iron stake; thence again with the Brown line, North 69 deg. 53' 38" East 2619.21 feet to a concrete marker on the east side of Little Coharie Creek, South 33 deg. 41' 05" East, 123.45 feet, and South 50 deg. 31' 10" East 289.68 feet, and South 82 deg. 09' 12" East, 133.65 feet, and South 20 deg. 04' 09" East, 308.31 feet, and South 25 deg. 15' 27" East, 243.15 feet, and South 2 deg. 15' 07" East, 121.36 feet, and North 76 deg. 49' 45" East, 215.45 feet, and South 23 deg. 37' 38" West 177.40 feet, and South 69 deg. 45' 59" East, 230.76 feet, and South 50 deg. 39' 23" East, 195.81 feet to an iron stake, a joint corner with the John Jackson line on the run of Bullard Branch; thence up the run of Bullard Branch, the following courses and distances: South 65 deg. 23' 54" West, 200.36 feet; South 74 deg. 38' 41" West, 210.60 feet; South 86 deg. 25' 08" West,
312.58 feet; South 48 deg. 14' 53" West, 434.19 feet; South 03 deg. 21' 44"
West, 254.74 feet; South 61 deg. 56' 53" West, 465.23 feet; South 82 deg. 51' 55" West, 237.63 feet; South 77 deg. 29' 22" West, 371.11 feet; North 71 deg. 57' 14" West, 114.67 feet; South 79 deg. 32' 15" West, 204.78 feet; South 25 deg. 14' 48" West, 102.78 feet; South 60 deg. 33' 23" West, 311.42 feet; South 87 deg. 18' 10" West, 344.60 feet; South 72 deg. 59' 59" West, 317.24 feet;
South 68 deg. 05' 08" West, 285.06 feet; South 61 deg. 14' 53" West, 111.05 feet; South 72 deg. 04' 35" West, 202.39 feet; and South 79 deg. 38' 48" West,
119.62 feet to a concrete monument, a corner with Albert Wesley German; thence with the German line, North 47 deg. 30' 45" West, 655.23 feet to a concrete monument; thence again with the German line, South 58 deg. 05' 59" West, 206.55 feet, and South 55 deg. 07' 07" West, 205.09 feet, and South 42 deg. 29' 15" West, 29.03 feet to an iron stake in the centerline of State Road 1216 (Andrews Chapel Road); thence with the centerline of said road, North 47 deg. 14' 55" West, 47.19 feet to an iron stake, a corner with Elwood Merritt; thence with the Merritt line, North 53 deg. 18' 42" East, 233.20 feet to an iron pipe; thence again with the Merritt line, North 44 deg. 35' 56" West, 91.77 feet to an iron pipe; thence again with the Merritt line, North 42 deg. 52' 46" West, 95 feet to a concrete monument; thence again with the Merritt line, South 49 deg. 26' 21" West, 230.40 feet to an iron pipe in the centerline of State Road 1216 (Andrews Chapel Road); thence with said road, North 41 deg. 34' 51" West, 123.97 feet to an iron stake, another corner with Elwood Merritt; thence with the Merritt line, North 49 deg. 29' 58" East, 134.39 feet to a stake; thence North 40 deg. 30' 02" West, 330 feet to a stake, and South 49 deg. 29' 58"

West, 134.39 feet to an iron stake in the centerline of State Road 1216 (Andrews Chapel Road); thence with the centerline of the road, North 39 deg. 39' 54" West, 128.19 feet, and North 39 deg. 32' 18" West, 100.48 feet, and North 38 deg. 54' 48" West, 100.38 feet and North 36 deg. 54' 03" West, 100.14 feet, and North 33 deg. 56' 08" West, 100 feet, and North 30 deg. 55' 58" West, 100.14 feet; and North 29 deg. 41' 08" West, 11.02 feet to the point of BEGINNING, containing 199.15 acres, more or less, exclusive of highway right-of-way, and being Tract 2 on that map by Owen Surveying dated February, 1993, which map is recorded in Map Book 25, Page 81, in the office of the Register of Deeds of Sampson County. Also being that certain parcel conveyed to Sampson County Disposal, Inc. by deed recorded in Book 1153, Page 868, Sampson County Registry.


Less and except that 0.78-acre tract previously conveyed to Elwood Merritt by BFI Waste Systems of North America, Inc. in deed recorded in Book 1332, Page 892, Sampson County Registry.





AS TO ALL OF THE ABOVE TRACTS:


Being, collectively, the same property shown on that plat prepared by Owen Surveying, Incorporated entitled "Survey for Sampson County Disposal, Inc., Borrow Pit Site," dated May 2000.

                                    EXHIBIT B
                                    ---------

                           NON-SOLICITATION AGREEMENT


         THIS NON-SOLICITATION AGREEMENT (the "Agreement") is made and entered into as of ________, 2000 by and among BFI Waste Systems of North America, Inc., a Delaware corporation ("BFINA"), Allied Waste Industries, Inc., a Delaware corporation ("Allied" and collectively with BFINA, "Sellers"), and Waste Industries, Inc., a North Carolina corporation ("Buyer").

                                    RECITALS

         A. Sellers and Buyer are parties to that certain Stock Purchase Agreement, dated April ___, 2000 (the "Purchase Agreement"), which provides for the sale by BFINA to Buyer of all of the issued and outstanding capital stock of Sampson County Disposal, Inc. (the "Company") which owns and operates a municipal solid waste and construction and demolition waste landfill in Sampson County, North Carolina (the "Business" or the "Landfill").

         B. To induce Buyer to consummate the transactions contemplated by the Purchase Agreement, Sellers have agreed to forego certain rights to compete with Buyer and the Company with respect to the Business, on the terms and subject to the conditions set forth in this Agreement.

         C. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

         ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1. Noncompete Definitions. For purposes of the covenants set forth in this Agreement, the terms listed below shall have the following meanings:

                  (a) "Customer" means any party whose waste has been transported to the Landfill within the last six months, including, without limitation, special waste.

                  (b) "Time Period" means, with respect to (i) each Customer, the period beginning as of the date of this Agreement and ending one year thereafter and (ii) any written Customer Contract, upon the expiration of the remaining term of such Customer Contract (including any extension thereof); provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean such other period as the court shall determine to be reasonable.

                  (c) "Territory" means, with respect to special waste, the area of North Carolina east of I-85, and with respect to all other waste, the counties of Bladen, Cumberland, Duplin , Harnett, Hoke, Johnston, Sampson and Scotland in the State of North Carolina; provided, however, that if a court of competent jurisdiction determines that such Territory is unenforceable, the Territory shall mean such other territory as the court shall determine to be reasonable.

         2. Payment. As full consideration for Sellers entering into this Agreement, Buyer shall pay to Sellers concurrently with the execution of this Agreement, the aggregate sum of $5,000, which sum shall be allocated among Sellers as Sellers agree.

         3. Covenant. Sellers jointly and severally covenant and agree with Buyer that, during the Time Period and within the Territory, they shall not, directly or indirectly, individually or as a stockholder, partner, member, financier, agent, employee, representative or consultant for or otherwise on behalf of or in conjunction with any individual, partnership, corporation, limited liability company or other entity, solicit or assist in the solicitation of any Customer with respect to waste deliverable by the Customer to the Business.

         4. Enforceability. Sellers jointly and severally represent and warrant to and covenant with Buyer as follows:

                  (a) The covenants set forth in this Agreement are reasonably necessary for the protection of the interests of Buyer, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Sellers.

                  (b) If Sellers breach any covenants set forth in this Agreement, such breach would cause irreparable harm to Buyer and, in the event of such breach, Buyer shall be entitled, in addition to monetary damages and to any other remedies available to Buyer under this Agreement and at law, to equitable relief, including injunctive relief, and the payment by Sellers of all costs incurred by Buyer in enforcing the provisions of this Agreement, including reasonable attorneys' fees.

                  (c) Notwithstanding subsection (a), should any court of competent jurisdiction determine that any covenants in this Agreement are unreasonable as to duration, scope, or territory, the covenants shall be enforceable as provided in this Agreement with respect to such duration, scope and territory as the court determines to be reasonable.

         5. Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer and Sellers. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

         6. Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. Notwithstanding the foregoing, this Agreement will not supersede, replace or amend in any way the Settlement and

Release Agreement dated August 23, 1999 by and among Sellers and certain of their affiliates and Buyer (the "Settlement Agreement"). To the extent any of the provisions of this Agreement are inconsistent with any provisions of the Settlement Agreement, the provisions of the Settlement Agreement will govern.

         7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         8. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

                  If to BFINA or Allied, addressed to it at:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Rick Wojahn

                  with a copy to:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Steve Helm, Vice President and General Counsel

                  and a copy to:

                  Fennemore Craig, P.C.
                  3003 North Central Avenue
                  Suite 2600
                  Phoenix, AZ 85012
                  Attn:  W. T. Eggleston, Jr.


                  If to Buyer, addressed to it at:

                  Waste Industries, Inc.
                  3301 Benson Drive, #601
                  Raleigh, NC 27609
                  Attn:  Lonnie C. Poole, Jr.

                  with a copy to:

                  Wyrick Robbins Yates & Ponton LLP
                  4101 Lake Boone Trail

                  Suite 300
                  Raleigh, NC 27607
                  Attn:  James M. Yates, Jr.

         Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

         10. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         11. Time of the Essence. Time is of the essence of this Agreement.

         12. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         13. Severability. In case any provision of this Agreement shall not in any way be affected or impaired thereby.

         14. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" means including, without limitation.

         15. Review by Counsel. Sellers acknowledge and agree that they have had the opportunity to review this Agreement with legal counsel of their choosing.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                          Allied Waste Industries, Inc.



                          By:______________________________________
                          Name:____________________________________
                          Title:___________________________________


                          BFI Waste Systems of North America, Inc.



                          By:______________________________________
                          Name:____________________________________
                          Title:___________________________________


                          Waste Industries, Inc.



                          By:______________________________________
                          Name:____________________________________
                          Title:___________________________________